Exhibit 10.45

OFFICE LEASE

DUBLIN CORPORATE CENTER OWNER LLC,

a Delaware limited liability company, as Landlord,
and

DOMA HOLDINGS, INC.,

a Delaware corporation, as Tenant.

SUMMARY OF BASIC LEASE INFORMATION

The undersigned hereby agree to the following terms of this Summary of Basic Lease Information (the “Summary”). This Summary is hereby incorporated into and made a part of the attached Office Lease (the “Office Lease”) which pertains to the “Project,” as that term is defined in the Office Lease, commonly known as “Dublin Corporate Center” located in Dublin, California. This Summary and the Office Lease are collectively referred to herein as the “Lease”. Each reference in the Office Lease to any term of this Summary shall have the meaning set forth in this Summary for such term. In the event of a conflict between the terms of this Summary and the Office Lease, the terms of the Office Lease shall prevail. Any capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Office Lease.

TERMS OF LEASE
(References are to
the Office Lease)    DESCRIPTION

1.Date:    September 14, 2021.

2.Landlord:    DUBLIN CORPORATE CENTER OWNER
LLC, a Delaware limited liability company

3.Tenant:    DOMA    HOLDINGS,    INC.,    a    Delaware corporation

4.Premises (Article 1).

4.1Building:    The office building located at 4160 Dublin Boulevard, Dublin, California 94568, which contains approximately 148,907 rentable square feet of space.

4.2Premises:    Approximately 16,400 rentable square feet of space, commonly known as Suite 100, located on the first (1st) floor of the Building, as further set forth in Exhibit “A” to the Office Lease.

5.Lease Term (Article 2).

5.1Length of Term:    Ninety (90) months.

5.2Lease Commencement Date: The later of (i) December 10, 2021, or (ii) the date on which Landlord delivers the Premises to Tenant with the Tenant Improvements (as defined in the Tenant Work Letter (the “Tenant Work Letter”) attached hereto as

Exhibit “E”) are Substantially Complete (as defined in the Tenant Work Letter). Tenant shall be permitted early access to the Premises as outlined in, and subject to the terms and conditions of, Section 2.3 of this Lease.

1.1Lease Expiration Date:    The day immediately preceding the 90-month
anniversary of the Lease Commencement Date; provided that if the Lease Commencement Date is not the first day of the month, then the Lease Expiration Date shall be the last day of the month in which the 90-month anniversary of the Lease Commencement Date occurs.

6.Base Rent (Article 3):

Period Following Lease Commencement Date	Annual Base Rent	Monthly Installment of Base Rent	Monthly Rental Rate per Rentable Square Foot (rounded)
Months 1 -12*	$619,920.00*	$51,660.00*	$3.15
Months 13 – 24	$638,517.60	$53,209.80	$3.24
Months 25 – 36	$657,673.08	$54,806.09	$3.34
Months 37 – 48	$677,403.24	$56,450.27	$3.44
Months 49 - 60	$697,725.36	$58,143.78	$3.54
Months 61 - 72	$718,657.08	$59,888.09	$3.65
Months 73 - 84	$740,216.88	$61,684.74	$3.76
Months 85 - 90	$381,211.68	$63,535.28	$3.87
*Subject to abatement as provided in Section 3.2 below.

7.Additional Rent (Article 4).

7.1Base Year:

The calendar year of 2022.

1.2Tenant’s Share:    11.01%.

8.Security Deposit (Article 21):    $63,535.28.

9.Parking Space Ratio (Article 28):    3.5 unreserved parking spaces for every 1,000
rentable square feet of the Premises.

10.Broker(s) (Section 29.19):    CBRE representing Landlord Colliers representing Tenant

11.Address of Tenant (Section 29.14):    101 Mission Street, Suite 740
San Francisco, California 94105 Attention: Corporate Legal Department (Prior to Lease Commencement Date)

and

4160 Dublin Boulevard, Suite 100
Dublin, California 94568
Attention: Corporate Legal Department (After Lease Commencement Date)

With a copy to:

101 Mission Street, Suite 740 San Francisco, California 94105
Attention: Corporate Legal Department

12.Address of Landlord (Section 29.14):    Dublin Corporate Center Owner LLC
c/o Hines Interests Limited Partnership 101 California Street, Suite 1000
San Francisco, California 94111 Attention: Asset Manager

With a copies to:

Dublin Corporate Center Owner LLC c/o Hines Interests Limited Partnership 101 California Street, Suite 1000
San Francisco, California 94111 Attention: [__]

And:

Hines
4160 Dublin Boulevard, Suite 140
Dublin, California 94568 Attention: Property Manager

13.Rentable square footage of the Building (Section 4.2.6):

13    Total amount due upon Lease execution:

148,907

Base Rent for the seventh (7th) full month of the Lease Term in the amount of $51,660.00, plus the Security Deposit in the amount of
$63,535.28, for a total of $115,195.28.

[Signature page follows]

The foregoing terms of this Summary are hereby agreed to by Landlord and Tenant.

“Landlord”:

DUBLIN CORPORATE CENTER OWNER LLC,
a Delaware limited liability company

By: DCC Acquisitions Partners LLC, its sole member

By: Hines DCC Acquisitions Partners LLC, its managing member

By: Hines DCC Associates LP, its sole member

By: Hines Investment Management Holdings Limited Partnership,
its general partner

By: HIMH GP LLC,
its general partner

By: Hines Real Estate Holdings Limited Partnership,
its sole member

By: JCH Investments, Inc., its general partner

By: /s/ George Clever
Name: George Clever
Title: Senior Managing Director
“Tenant”:
DOMA HOLDINGS, INC.,
a Delaware corporation

By: /s/ Harry Li     Name: Harry Li
Title: Managing Director

By: /s/ Christopher Morrison
Name: Christopher Morrison
Title: Chief Operating Officer

EXHIBITS

"A"	OUTLINE OF PREMISES
"B"	FORM OF NOTICE OF LEASE TERM DATES
"C"	RULES AND REGULATIONS
"D"	FORM OF TENANT'S ESTOPPEL CERTIFICATE
"E"	TENANT WORK LETTER
"F"	CURRENT JANITORIAL SPECIFICATIONS

OFFICE LEASE

This Office Lease, which includes the preceding Summary of Basic Lease Information (the “Summary”) attached hereto and incorporated herein by this reference (the Office Lease and Summary are sometimes collectively referred to herein as the “Lease”), dated as of the date set forth in Section 1 of the Summary is made by and between DUBLIN CORPORATE CENTER OWNER LLC, a Delaware limited liability company (“Landlord”), and DOMA HOLDINGS, INC., a Delaware corporation (“Tenant”).

ARTICLE 1
PREMISES, BUILDING, PROJECT, AND COMMON AREAS

1.1Premises, Building, Project and Common Areas.

1.1.1The Premises. Upon and subject to the terms hereinafter set forth in this Lease, Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the premises set forth in Section 4.2 of the Summary (the “Premises”), which Premises are located in the “Building,” as that term is defined in Section 1.1.2. The outline of the Premises is set forth in Exhibit “A” attached hereto. Except as specifically set forth in this Lease and in the Tenant Work Letter attached hereto as Exhibit “E”, Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Premises, and Tenant shall accept the Premises in its existing, “as-is” condition. Tenant also acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of the Premises, the Building or the Project or with respect to the suitability of any of the foregoing for the conduct of Tenant's business, except as specifically set forth in this Lease and the Tenant Work Letter.

1.1.2The Building and The Project. The Premises are a part of the building set forth in Section 4.1 of the Summary (the “Building”) located in Dublin, California. The Building is part of an office project known as “Dublin Corporate Center” which contains two (2) other office buildings located at 4120 Dublin Boulevard and 4140 Dublin Boulevard in Dublin, California (collectively, the “Adjacent Buildings”). The term “Project,” as used in this Lease, shall mean (i) the Building, the Adjacent Buildings, and the “Common Areas”, as that term is defined in Section 1.1.3, (ii) the land (which is improved with landscaping, parking facilities and other improvements) upon which the Building, the Adjacent Buildings, and the Common Areas are located, and (iii) at Landlord’s discretion, any additional real property, areas, buildings or other improvements added thereto pursuant to the terms of Section 1.1.4.

1.1.3Common Areas. Tenant shall have the non-exclusive right to use in common with other tenants in the Project, and subject to the Rules and Regulations referred to in Article 5, those portions of the Project which are provided, from time to time, for use in common by Landlord, Tenant and any other tenants of the Project, whether or not those areas are open to the general public (such areas, together with such other portions of the Project designated by Landlord, in its discretion, including certain areas designated for the exclusive use of certain tenants, or to be shared by Landlord and certain tenants, are collectively referred to herein as the “Common Areas”). The Common Areas shall consist of the “Project Common Areas” and the “Building Common Areas”. The term “Project Common Areas”, as used in this Lease, shall mean the portion of the Project designated as such by Landlord. “Building Common Areas”, as used in this Lease, shall mean the portions of the Common Areas located within the Building designated as such by Landlord. The manner in which the Common Areas are maintained and operated shall be at the sole discretion of Landlord, provided that Landlord shall maintain and operate the same in a manner consistent with that of other first-class office buildings of comparable age and quality in Dublin, Pleasanton and San Ramon, California, which are comparable in terms of size, quality of construction, appearance, and services and amenities (the “Comparable Buildings”).

1.1.4Landlord’s Use and Operation of the Building, Project, and Common Areas. Landlord reserves the right from time to time without notice to Tenant (i) to close temporarily any of the Common Areas; (ii) to make changes to the Common Areas, including, without limitation, changes in the location, size, shape and number of street entrances, driveways, ramps, entrances, exits, passages, stairways and other ingress and egress, direction of traffic, landscaped areas, loading and unloading areas, and walkways; (iii) to expand the Building or the Adjacent Buildings; (iv) to add additional buildings and improvements to the Common Areas; (v) to designate land outside the Project to be part of the Project, and in connection with the improvement of such land to add additional buildings and common areas to the Project; (vi) to use the Common Areas while engaged in making additional improvements, repairs or alterations to the Project or to any adjacent land, or any portion thereof; and (vii) to do and perform such other acts and make such other changes in, to or with respect to the Project, Common Areas and Building or the expansion thereof as Landlord may, in the exercise of sound business judgment, deem to be appropriate. In exercising its rights under this Section 1.1.4, Landlord shall use commercially reasonable efforts to minimize any interference with Tenant’s access to the Premises or use thereof.

1.2    Rentable Square Feet of Premises, Building, and Project. For purposes of this Lease, the square footage of the Premises shall be deemed to be as set forth in Section 4.2 of the Summary; provided, however, that Landlord may from time to time re-measure the Premises and/or the Building and adjust Tenant’s Share based on such re-measurement; provided further, however, that any such re-measurement shall not affect the amount of Base Rent payable for, or the amount of any tenant allowance applicable to, the initial Lease Term as set forth in Section 5.1 of the Summary. Tenant represents and warrants to Landlord that Tenant has had an opportunity to measure the actual dimensions of the Premises and the Building and agrees to the square footage figures set forth hereinabove for all purposes under this Lease (except in the event of a condemnation or casualty that decreases the size of the Premises and/or Building as more fully provided elsewhere in this Lease).

1.3 Access. Subject to the other provisions of this Lease, Tenant shall have the right to access the Premises, Building and Project twenty-four (24) hours per day, three hundred sixty- five (365) days per year.

ARTICLE 2 LEASE TERM

2.1Lease Term. The terms and provisions of this Lease shall be effective as of the date of this Lease. The term of this Lease (the “Lease Term”) shall be as set forth in Section 5.1 of the Summary, shall commence on the date set forth in Section 5.2 of the Summary (the “Lease Commencement Date”), and shall terminate on the date set forth in Section 5.3 of the Summary (the “Lease Expiration Date”), unless this Lease is sooner terminated in accordance with the terms of this Lease or extended as hereinafter provided. Following Substantial Completion of the Tenant Improvements, Landlord shall deliver to Tenant a notice (the “Notice of Lease Term Dates”) in substantially the form as set forth in Exhibit “B” attached hereto, which notice Tenant shall execute and return to Landlord within ten (10) days of receipt thereof, and thereafter the dates set forth on such notice shall be conclusive and binding upon Tenant. Failure of Tenant to timely execute and deliver the Notice of Lease Term Dates shall constitute an acknowledgment by Tenant that the statements included in such notice are true and correct, without exception.

2.2Option Term. Tenant shall have one (1) option (the “Option”) to extend the Lease Term for a period of five (5) years (the ”Option Term”), which Option shall be exercisable by written notice delivered by Tenant to Landlord as provided in Section 2.2.1., below, provided that Tenant is not in default under this Lease, beyond the expiration of any applicable notice and cure periods, as of the date of Tenant’s delivery of the Option notice and Tenant has not previously been in default under this Lease beyond any applicable notice and cure periods more than once during the Lease Term. The Option to extend the Term shall be exercisable by Tenant only if the originally named Tenant is in possession of one hundred percent (100%) of the Premises.

2.2.1Exercise of Option. The Option may be exercised by Tenant, if at all, by delivering written notice (the “Option Notice”) to Landlord not more than twelve (12) months nor less than nine (9) months prior to the expiration of the Term, stating that Tenant is exercising its option. The Option Notice shall be fully binding on Tenant and shall be irrevocable. Landlord, after receipt of Tenant’s notice, shall deliver notice (the “Option Rent Notice”) to Tenant within thirty (30) days of Landlord’s receipt of the Option Notice setting forth the “Option Rent,” as that term is defined in Section 2.2.2, below, which shall be applicable to the Lease during the Option Term. On or before the date twenty (20) business days after Tenant’s receipt of the Option Rent Notice, Tenant may, at its option, object to the Option Rent contained in the Option Rent Notice by delivering written notice thereof to Landlord, in which case the parties shall follow the procedure, and the Option Rent shall be determined, as set forth in Section 2.2.3, below. If Tenant does not so object within such twenty (20) business day period, the Option Rent applicable during the Option Term shall be the amount set forth in the Option Rent Notice.

2.2.2Option Rent. The rent payable by Tenant during the Option Term (the “Option Rent”) shall be equal to the prevailing annual market rental value for comparable space in the Class A office buildings located at Rosewood Commons, Park Place, Pleasanton Corporate Commons, Bishop Ranch 2600, Bishop Ranch 1 and Bishop Ranch 3 (“Rent Comparable Buildings”) (including additional rent and considering any “base year” or “expense stop” applicable thereto), including all escalations, at which tenants, as of the commencement of the Option Term, are leasing non-sublease, non-renewal, non-encumbered, non-equity space in Rent Comparable Buildings for a comparable term, taking into account the age and quality of the Building and Premises as contrasted to the Rent Comparable Buildings used for comparison purposes, size of the premises, location, floor level, extent of services to be provided, as well as all tenant concessions and inducements then being given by Landlord or the landlords of Rent Comparable Buildings including, if applicable, rent abatement, tenant improvement allowances and the value of tenant improvement work provided or to be provided for such comparable space. The intent of the parties is that Tenant will obtain the same rent and other economic benefits that Landlord or landlords of Rent Comparable Buildings would otherwise give in comparable transactions in the Building and Rent Comparable Buildings and that Landlord will make and receive the same economic payments and concessions that Landlord and landlords of Rent Comparable Buildings would otherwise make and receive in such comparable transactions.

2.2.3Determination of Option Rent. In the event Tenant timely and appropriately objects to the Option Rent, Landlord and Tenant shall attempt to agree upon the Option Rent using their good-faith efforts. If Landlord and Tenant fail to reach agreement within twenty (20) days following Tenant’s objection to the Option Rent (the “Outside Agreement Date”), then Tenant may give written notice (“Appraisal Notice”) to Landlord that Tenant desires to have the Option Rent determined by appraisal pursuant to the procedures set forth in subsections (a) through (e) below. If Tenant fails to give the Appraisal Notice to Landlord on or before the Outside Agreement Date, the Option Rent shall be the amount set forth in the Option Rent Notice.

(a)Within ten (10) days after Landlord’s receipt of the Appraisal Notice in accordance with this Section, Landlord and Tenant shall agree upon a list of three (3) independent, unaffiliated real estate brokers with at least ten (10) years’ full-time experience brokering commercial properties within ten (10) miles of the Project. Within five (5) days after agreement upon the list of brokers, Landlord and Tenant shall meet and each shall have the right to disqualify one (1) of the brokers until only one (1) broker (“Arbitrator”) has not been disqualified by either Landlord or Tenant.

(b)Within fifteen (15) days after the appointment of the Arbitrator, the parties shall each submit their determination of the Option Rent to the Arbitrator and the Arbitrator shall independently determine the Option Rent. The Option Rent shall equal the Option Rent submitted by Landlord or Tenant that is closest to the Option Rent determined by the Arbitrator. The Arbitrator shall not divulge to Landlord or Tenant the Option Rent determined by the Arbitrator until both parties instruct it to do so in writing. The determination of the Arbitrator in accordance with this Section 2.2 shall be final and binding on the parties and a judgment may be rendered thereon in a court of competent jurisdiction.

(c)If the parties fail to select the three (3) qualified brokers or the Arbitrator, either Landlord or Tenant by giving ten (10) days’ notice to the other party, can apply to the American Arbitration Association office in the county in which the Premises is located for the selection of the Arbitrator who meets the qualifications stated in this Section.

(d)The cost of arbitration shall be paid by Landlord and Tenant equally.

(e)During the period requiring the adjustment of Base Rent to Option Rent, Tenant shall pay, as Base Rent pending such determination, the Base Rent in effect for the Premises immediately prior to such adjustment; provided, however, that upon the determination of the applicable Option Rent, Tenant shall pay Landlord the difference between the amount of

Base Rent Tenant actually paid and Option Rent immediately upon the determination of the Option Rent.

2.3Early Access to the Premises. Subject to the terms and conditions of Section 6.1 of the Tenant Work Letter, Tenant shall be permitted early access to the Premises for the sole purpose of installing Tenant’s furniture, fixtures and equipment in the Premises, including Tenant’s telephone and data cabling and equipment, three (3) weeks prior to the Lease Commencement Date, provided that Tenant has delivered to Landlord the Base Rent for the seventh (7th) full month of the Lease Term pursuant to Article 3, the Security Deposit pursuant to Article 21, and evidence of Tenant’s insurance coverage pursuant to Article 10. During such early occupancy period, all terms, provisions and conditions of this Lease shall apply except for Tenant’s obligation to pay Rent.

ARTICLE 3 BASE RENT

3.1Base Rent. Tenant shall pay, without notice or demand, to Landlord or Landlord’s agent at the management office of the Project, or at such other place as Landlord may from time to time designate in writing, in currency or a check for currency which, at the time of payment, is legal tender for private or public debts in the United States of America, base rent (“Base Rent”) as set forth in Section 6 of the Summary, payable in equal monthly installments as set forth in Section 6 of the Summary in advance on or before the first day of each and every month during the Lease Term, without any setoff or any deduction whatsoever. The Base Rent for the seventh (7th) full month of the Lease Term shall be paid at the time of Tenant’s execution of this Lease by certified or cashier’s check. If any Rent payment date (including the Lease Commencement Date) falls on a day of the month other than the first day of such month or if any payment of Rent is for a period which is shorter than one month, then the Rent for any such fractional month shall be a proportionate amount of a full calendar month’s Rent based on the proportion that the number of days in such fractional month bears to the number of days in the calendar month during which such fractional month occurs. All other payments or adjustments required to be made under the terms of this Lease that require proration on a time basis shall be prorated on the same basis. All payments received by Landlord from Tenant shall be applied, if Landlord elects in its sole discretion, to the oldest payment obligation owed by Tenant to Landlord, and no designation by Tenant, either in a separate writing or on a check or money order, shall modify this clause or have any force or effect.

3.2Base Rent Abatement. Provided that no event of default is then occurring during the first six (6) full calendar months of the Lease Term (the “Base Rent Abatement Period”), Tenant shall not be obligated to pay any Base Rent otherwise attributable to the Premises during such Base Rent Abatement Period. Landlord and Tenant acknowledge that the aggregate amount of the Base Rent abatement equals $309,960.00 (the “Aggregate Abated Base Rent”). During the Base Rent Abatement Period, only Base Rent shall be abated, and all other Additional Rent specified in this Lease shall remain due and payable pursuant to the provisions of this Lease. The Base Rent abatement provided for in this paragraph shall at all times be a right personal to Doma Holdings, Inc., a Delaware corporation (the “Named Tenant”), only, and shall terminate and be of no further force or effect in the event the Named Tenant is succeeded to or assigns, subleases or otherwise transfers any interest under this Lease or to the Premises.

ARTICLE 4 ADDITIONAL RENT

4.1General Terms. As set forth in this Article 4, in addition to paying the Base Rent specified in Article 3, Tenant shall pay Tenant’s Share of (i) annual “Operating Expenses,” as defined in Section 4.2.3, allocated to the tenants of the Building pursuant to the terms of Section 4.3.1, to the extent such Operating Expenses allocated to the tenants of the Building are in excess of Base Operating Expenses as defined in Section 4.2.4, and (ii) annual “Tax Expenses,” as defined in Section 4.2.5, allocated to the tenants of the Building pursuant to the terms of Section 4.3.1, to the extent such Tax Expenses allocated to the tenants of the Building are in excess of Base Tax Expenses as defined in Section 4.2.4 Such payments by Tenant, together with any and all other amounts payable by Tenant to Landlord pursuant to the terms of this Lease, are hereinafter collectively referred to as the “Additional Rent,” and the Base Rent and the Additional Rent are sometimes herein collectively referred to as “Rent,” and shall constitute “Rent” within the meaning of California Civil Code Section 1951(a). All amounts due under this Article 4 as Additional Rent shall be payable for the same periods and in the same manner as the Base Rent. Without limitation on other obligations of Tenant which survive the expiration of the Lease Term, the obligations of Tenant to pay the Additional Rent provided for in this Article 4 shall survive the expiration of the Lease Term.

4.2Definitions. As used in this Article 4, the following terms shall have the meanings hereinafter set forth:

4.2.1“Base Year” shall mean the period set forth in Section 7.1 of the
Summary.

4.2.2“Comparison Year” shall mean each calendar year commencing subsequent to the Base Year.

4.2.3“Operating Expenses” shall mean any and all expenses, costs and amounts of every kind and nature incurred in connection with the ownership, management, maintenance, repair, replacement, restoration or operation of the Project, including, without limitation, any amounts paid or incurred for (i) the cost of supplying all utilities, the cost of operating, maintaining, repairing, renovating, complying with conservation measures in connection with, and managing the utility systems, mechanical systems, sanitary and storm drainage systems, and elevator systems, and the cost of supplies and equipment, maintenance, and service contracts in connection therewith; (ii) the cost of licenses, certificates, permits and inspections and the cost of contesting the validity or applicability of any governmental enactments which may affect Operating Expenses, and the costs incurred in connection with the implementation and operation of a transportation system management program or a municipal or public shuttle service or parking program; (iii) the cost of all insurance carried in connection with the Project, or any portion thereof; (iv) the cost of landscape and hardscape (including, without limitation, irrigating, trimming, mowing, fertilizing, seeding and replacing plants, trees, irrigation systems and hardscape), and all supplies, tools, equipment and materials used in the operation, repair and maintenance of the Project, or any portion thereof; (v) the cost of parking area repair, restoration, and maintenance, including, but not limited to, resurfacing, repainting, restriping, and cleaning; (vi) fees, charges and other costs, including consulting fees, legal fees and accounting fees, of all contractors and consultants performing work with respect to the Project; (vii) payments under any equipment rental agreements or management agreements (including the cost of any management fee and the fair rental value of any office space provided thereunder); (viii) wages, salaries and other compensation and benefits of all persons engaged in the operation, maintenance, management, or security of the Project, or any portion thereof, including reasonable bonuses, employer’s Social Security taxes, unemployment taxes or insurance, and any other taxes which may be levied on such wages, salaries, compensation and benefits; (ix) payments under any easement, license, operating agreement, declaration, restrictive covenant, or instrument pertaining to the sharing of costs by the Project, or any portion thereof;
(x) the cost of operation, repair, maintenance and replacement of all systems and equipment which serve the Project in whole or part; (xi) the cost of janitorial services (including supplies and related equipment), alarm and security service, window cleaning, trash removal, replacement of wall and floor coverings, ceiling tiles and fixtures in lobbies, corridors, restrooms and other common or public areas or facilities, maintenance and replacement of curbs and walkways, repair to roofs and re-roofing; (xii) the cost of any capital improvements or other costs incurred in connection with the Project that (A) are intended as a labor-saving device or to effect other economies in the operation or maintenance of the Project or any portion thereof, (B) are required to comply with present or anticipated conservation or sustainability programs, (C) are replacements or modifications of nonstructural items located in the Common Areas required to keep the Common Areas in good order or condition, or (D) are required under any laws or regulations, except for capital improvements to remedy a condition existing prior to the Lease Commencement Date which an applicable governmental authority, if it had knowledge of such condition prior to the Lease Commencement Date, would have then required to be remedied pursuant to then-current governmental laws or regulations in their form existing as of the Lease Commencement Date and pursuant to the then-current interpretation of such governmental laws or regulations by the applicable governmental authority as of the Lease Commencement Date; provided, however, that any capital improvement described in clause (B), (C) or (D) and any re- roofing shall be amortized (including interest on the amortized cost) over its useful life as Landlord shall reasonably determine, and any capital improvement described in clause (A) shall be amortized (including interest on the amortized cost) over the shorter of (1) its useful life, or
(2) the cost recovery period (i.e., the anticipated period to recover the full cost of such capital item from cost savings achieved by such capital item) as reasonably determined by Landlord in accordance with sound property management practices; (xiii) the costs and expenses of complying with, or participating in, conservation, recycling, sustainability, energy efficiency, waste reduction or other programs or practices implemented or enacted from time to time at the Building, including without limitation, in connection with any LEED (Leadership in Energy and Environmental Design) rating or compliance system or program, including that currently coordinated through the U.S. Green Building Council or Energy Star rating and/or compliance system or program (collectively "Conservation Costs"); and (xiv) costs, fees, charges or assessments imposed by, or resulting from any mandate imposed on Landlord by, any federal, state or local government for fire and police protection, trash removal, community services, or other services which do not constitute “Tax Expenses” (as that term is defined in Section 4.2.5). Notwithstanding the foregoing, for purposes of this Lease, Operating Expenses shall not, however, include:

(a)costs, including marketing costs, legal fees, space planners’ fees, advertising and promotional expenses, and brokerage fees incurred in connection with the original construction or development, or original or future leasing of the Project, and costs, including permit, license and inspection costs, incurred with respect to the installation of tenant improvements made for new tenants or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant space for tenants or other occupants of the Project (excluding, however, such costs relating to any common areas of the Project or parking facilities);

(b)except as set forth in this Section 4.2.3, depreciation, interest and principal payments on mortgages and other debt costs, if any, penalties and interest;

(c)costs for which the Landlord is reimbursed by any tenant or occupant of the Project or by insurance proceeds from its carrier or any tenant’s carrier or by anyone else (other than through Operating Expenses);

(d)all items, services and costs which Landlord provides selectively to one or more tenants without reimbursement;

(e)costs of purchasing or otherwise procuring sculpture, paintings or other objects of art

(f) any costs expressly excluded from Operating Expenses elsewhere in this
Lease ;or

(g) costs arising from Landlord’s charitable or political contributions.

If less than 95% of the Project is occupied and used in the ordinary course of business during all or a portion of the Base Year or any Comparison Year (each referred to herein as an “Expense Year”), Landlord shall make an appropriate adjustment to the variable components of Operating Expenses (i.e., those costs that vary specifically with changes in tenant occupancy) for such Expense Year, employing sound accounting and management principles, to determine the amount of Operating Expenses that would have been incurred had the Project been 95% occupied and used in the ordinary course of business throughout such Expense Year; and the amount so determined shall be deemed to have been the amount of Operating Expenses for such Expense Year. In no event shall the components of Operating Expenses for any Expense Year related to costs for utilities, Project security or insurance be less than the components of Operating Expenses related to costs for utilities, Project security or insurance, respectively, in the Base Year. In no event shall any decrease in Operating Expenses for any Expense Year below Operating Expenses for the Base Year entitle Tenant to any decrease in Base Rent or any credit against any other amounts due under this Lease In no event shall any decrease in Operating Expenses for any Comparison Year below Base Operating Expenses entitle Tenant to any decrease in Base Rent or any credit against any other amounts due under this Lease, and in no event shall any decrease in Tax Expenses for any Comparison Year below Base Tax Expenses entitle Tenant to any decrease in Base Rent or any credit against any other amounts due under this Lease. During the Base Year and any subsequent Expense Year, if Landlord is not furnishing any particular work or service (the cost of which, if performed by Landlord, would be included in Operating Expenses) to a tenant who has undertaken to perform such work or service in lieu of the performance thereof by Landlord, Operating Expenses shall be deemed to be increased by an amount equal to the additional Operating Expenses which would reasonably have been incurred during such period by Landlord if it had at its own expense furnished such work or service to such tenant.

4.1.1“Base Operating Expenses” shall mean the Operating Expenses for the Base Year, and “Base Tax Expenses” shall mean the Tax Expenses for the Base Year.

4.1.2“Tax Expenses” shall mean all federal, state, county, or local governmental or municipal taxes, fees, charges or other impositions of every kind and nature, whether general, special, ordinary or extraordinary (including, without limitation, real estate taxes, general and special assessments, transit taxes, leasehold taxes or taxes based upon the receipt of rent, including gross receipts or sales taxes applicable to the receipt of rent, unless required to be paid by Tenant, personal property taxes imposed upon the fixtures, machinery, equipment, apparatus, systems and equipment, appurtenances, furniture and other personal property used in connection with all or any portion of the Project), which shall be paid during any Expense Year (without regard to any different fiscal year used by such governmental or municipal authority) because of or in connection with the ownership, leasing and operation of the Project, or any portion thereof.

(a)Tax Expenses shall include, without limitation:

(i)Any assessment, tax, fee, levy or charge in addition to, or in substitution, partially or totally, of any assessment, tax, fee, levy or charge previously included within the definition of real property tax, it being acknowledged by Tenant and Landlord that Proposition 13 was adopted by the voters of the State of California in the June 1978 election (“Proposition 13”) and that assessments, taxes, fees, levies and charges may be imposed by governmental agencies for such services as fire protection, street, sidewalk and road maintenance, refuse removal and for other governmental services formerly provided without charge to property owners or occupants, and, in further recognition of the decrease in the level and quality of governmental services and amenities as a result of Proposition 13, Tax Expenses shall also include any governmental or private assessments or the Project’s contribution towards a governmental or private cost-sharing agreement for the purpose of augmenting or improving the quality of services and amenities normally provided by governmental agencies. It is the intention of Tenant and Landlord that all such new and increased assessments, taxes, fees, levies, and charges and all similar assessments, taxes, fees, levies and charges be included within the definition of Tax Expenses for the purposes of this Lease;

(ii)Any assessment, tax, fee, levy, or charge allocable to or measured by the area of the Premises or the Rent payable hereunder, including, without limitation, any gross income tax with respect to the receipt of such rent, or upon or with respect to the possession, leasing, operating, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises, or any portion thereof;

(iii)Any assessment, tax, fee, levy or charge, upon this transaction or any document to which Tenant is a party, creating or transferring an interest or an estate in the Premises; and

(iv) Any possessory taxes charged or levied in lieu of real estate taxes.
(b)Any costs or expenses incurred by Landlord (and by any of its consultants) in attempting to protest, reduce or minimize Tax Expenses shall be included in Tax Expenses in the Expense Year such expenses are paid.

(c)Tax refunds shall be credited against Tax Expenses and refunded to Tenant regardless of when received, based on the Expense Year to which the refund is applicable, provided that in no event shall the amount to be refunded to Tenant for any such Expense Year exceed the total amount paid by Tenant as Additional Rent under this Article 4 for such Expense Year.

(d)Notwithstanding anything to the contrary set forth in this Lease, the amount of Tax Expenses for each Expense Year shall be calculated based on a fully occupied Project without taking into account any decreases in real estate taxes obtained under Proposition 8, and, therefore, the Tax Expenses in the Base Year and/or a Comparison Year may be greater than those actually incurred by Landlord, but shall, nonetheless, be the Tax Expenses under this Lease for purposes of calculating Operating Expenses; provided that (i) any costs and expenses incurred by Landlord in securing any Proposition 8 reduction shall not be included in Operating Expenses for purposes of this Lease, and (ii) tax refunds under Proposition 8 shall not be deducted from Tax Expenses or otherwise credited to Tenant, but rather shall be the sole property of Landlord. This Section 4.2.5(d) is not intended in any way to affect the inclusion in Tax Expenses of the statutory two percent (2.0%) annual increase in Tax Expenses (as such statutory increase may be modified by subsequent legislation).

4.1.3“Tenant’s Share” shall mean the percentage set forth in Section 7.2 of the Summary. Tenant’s Share was calculated by multiplying the number of rentable square feet of the Premises by 100, and dividing the product by the total rentable square feet in the Building.

4.3Tenant’s Tax Payment.

(a)If the Tax Expenses payable for any Comparison Year exceed the Base Taxes, Tenant shall pay to Landlord Tenant's Share of such excess ("Tenant's Tax Payment"). For each Comparison Year, Landlord shall furnish to Tenant a statement setting forth Landlord's reasonable estimate of Tenant's Tax Payment for such Comparison Year (the "Tax Estimate"). Tenant shall pay to Landlord on the 1st day of each month during such Comparison Year an amount equal to 1/12 of the Tax Estimate for such Comparison Year. If Landlord furnishes a Tax Estimate for a Comparison Year subsequent to the commencement thereof, then (i) until the 1st day of the month following the month in which the Tax Estimate is furnished to Tenant, Tenant shall pay to Landlord on the 1st day of each month an amount equal to the monthly sum payable by Tenant to Landlord under this Section 4.3 during the last month of the preceding Comparison Year, (ii) promptly after the Tax Estimate is furnished to Tenant or together therewith, Landlord shall give notice to Tenant stating whether the installments of Tenant's Tax Estimate previously made for such Comparison Year were greater or less than the installments of Tenant's Tax Estimate to be made for such Comparison Year in accordance with the Tax Estimate, and (A) if there shall be a deficiency, Tenant shall pay the amount thereof within ten (10) business days after demand therefor, or (B) if there shall have been an overpayment, Landlord shall credit the amount thereof against subsequent payments of Tax Expenses due hereunder (or refund the overpayment, if this Lease has terminated or expired), and (iii) on the 1st day of the month following the month in which the Tax Estimate is furnished to Tenant, and on the 1st day of each month thereafter throughout the remainder of such Comparison Year, Tenant shall pay to Landlord an amount equal to 1/12 of the Tax Estimate. Landlord shall have the right, upon not less than thirty (30) days prior written notice to Tenant, to reasonably adjust the Tax Estimate one (1) time during a Comparison Year. Notwithstanding anything to the contrary set forth in this Article 4, when calculating Base Taxes, such Base Taxes shall not include any increase in Tax Expenses attributable to special assessments, charges, costs, or fees, or due to modifications or changes in governmental laws or regulations, including but not limited to the institution of a split tax roll.

(b)As soon as reasonably practicable after each Comparison Year, Landlord shall furnish to Tenant a statement (the “Statement”) of Tax Expenses for such Comparison Year. If the Statement shall show that the sums paid by Tenant under Section 4.3(a) exceeded the actual amount of Tenant's Tax Payment for such Comparison Year, Landlord shall credit the amount of such excess against subsequent payments of Tax Expenses due hereunder (or refund the excess if this Lease has terminated or expired). If the Statement for such Comparison Year shall show that the sums so paid by Tenant were less than Tenant's Tax Payment for such Comparison Year, Tenant shall pay the amount of such deficiency within thirty (30) days after delivery of the Statement to Tenant. This Section 4.3(b) shall survive the expiration or earlier termination of this Lease.

(c)Only Landlord may institute proceedings to reduce the assessed valuation of the Building or Project and the filings of any such proceeding by Tenant shall constitute an event of default. If Landlord receives a refund of Tax Expenses for any Comparison Year, Landlord shall credit against subsequent payments of Rent due hereunder, an amount equal to Tenant's Share of the refund, net of any expenses incurred by Landlord in achieving such refund, which amount shall not exceed Tenant's Tax Payment paid for such Comparison Year. Landlord shall not be obligated to file any application or institute any proceeding seeking a reduction in Tax Expenses. The benefit of any exemption or abatement relating to all or any part of the Project shall accrue solely to the benefit of Landlord and Tax Expenses shall be computed without taking into account any such exemption or abatement.

(d)Tenant shall be solely responsible for, and shall reimburse Landlord within thirty (30) days of demand for, any and all taxes paid by Landlord when said taxes are (i) measured by the cost or value of Tenant’s equipment, furniture and other personal property located in the Premises; (ii) assessed upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises; or
(iii) assessed upon this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises.

4.4Tenant’s Operating Expense Payment.

(a)If Operating Expenses payable for any Comparison Year exceed the Base Operating Expenses, Tenant shall pay to Landlord Tenant's Share of such excess ("Tenant's

Operating Payment"). For each Comparison Year, Landlord shall furnish to Tenant a statement setting forth Landlord's reasonable estimate of Tenant's Operating Payment for such Comparison Year (the "Expense Estimate"). Tenant shall pay to Landlord on the 1st day of each month during such Comparison Year an amount equal to 1/12 of the Expense Estimate. If Landlord furnishes an Expense Estimate for a Comparison Year subsequent to the commencement thereof, then (i) until the 1st day of the month following the month in which the Expense Estimate is furnished to Tenant, Tenant shall pay to Landlord on the 1st day of each month an amount equal to the monthly sum payable by Tenant to Landlord under this Section 4.4 during the last month of the preceding Comparison Year, (ii) promptly after the Expense Estimate is furnished to Tenant or together therewith, Landlord shall give notice to Tenant stating whether the installments of Tenant's Operating Payment previously made for such Comparison Year were greater or less than the installments of Tenant's Operating Payment to be made for such Comparison Year in accordance with the Expense Estimate, and (A) if there shall be a deficiency, Tenant shall pay the amount thereof within ten (10) business days after demand therefor, or (B) if there shall have been an overpayment, Landlord shall credit the amount thereof against subsequent payments of Operating Expenses due hereunder (or refund the overpayment, if this Lease has expired or terminated), and (iii) on the 1st day of the month following the month in which the Expense Estimate is furnished to Tenant, and on the 1st day of each month thereafter throughout the remainder of such Comparison Year, Tenant shall pay to Landlord an amount equal to 1/12 of the Expense Estimate. Landlord shall have the right to reasonably adjust the Expense Estimate for the remainder of the Comparison Year one (1) time during a Comparison Year. Notwithstanding anything to the contrary set forth in this Article 4, Base Operating Expenses shall exclude one-time Conservation Costs and other special charges, costs or fees incurred in the Comparison Year only, including market-wide increases due to extraordinary circumstances, including, but not limited to, boycotts, strikes, Force Majeure events and utility rate increases due to extraordinary circumstances including, but not limited to, conservation surcharges, boycotts, public health emergencies, embargoes or other shortages and amortized costs relating to capital improvements.

(b)As soon as reasonably practicable after each Comparison Year, Landlord shall furnish to Tenant a Statement for Operating Expenses for the immediately preceding Comparison Year. If the Statement shows that the sums paid by Tenant under Section 4.4(a) exceeded the actual amount of Tenant's Operating Payment for such Comparison Year, Landlord shall credit the amount of such excess against subsequent payments of Rent due hereunder (or refund the excess to Tenant, if this Lease has expired or been terminated). If the Statement shows that the sums so paid by Tenant were less than Tenant's Operating Payment for such Comparison Year, Tenant shall pay the amount of such deficiency within thirty (30) days after delivery of the Statement to Tenant. This Section 4.4(b) shall survive the expiration or earlier termination of this Lease.

4.5Allocation. The parties acknowledge that the Building is a part of a multi- building Project and that the Operating Expenses incurred in connection with the Project should be shared between the tenants of the Building and the tenants of the other buildings in the Project. Accordingly, such cost and expenses are determined annually for the Building and the Project and allocated among the three buildings in the Project as follows: Operating Expenses that are primarily attributable to a particular building in the Project will be allocated to such building and Operating Expenses that are not so allocated to a particular building in the Project will be allocated to the Project generally.

4.6No Reduction In Rent. In no event shall any decrease in Operating Expenses or Tax Expenses in any Comparison Year below the Base Operating Expenses or Base Tax Expenses, as the case may be, result in a reduction in the Base Rent or any component of Additional Rent.

4.7Non-Waiver. Landlord's failure to render any Statement on a timely basis with respect to any Comparison Year shall not prejudice Landlord's right to thereafter render a Statement with respect to such Comparison Year or any subsequent Comparison Year, nor shall the rendering of a Statement prejudice Landlord's right to thereafter render a corrected Statement for that Comparison Year.

ARTICLE 5 USE OF PREMISES

Tenant shall use the Premises solely for general office purposes consistent with the character of the Project as a first-class office building project, and Tenant shall not use or permit the Premises to be used for any other purpose or purposes whatsoever without the prior written consent of Landlord, which may be withheld in Landlord’s sole discretion. In no event may the Premises be used for any marijuana related activities. Tenant further covenants and agrees that Tenant shall not use, or suffer or permit any person or persons to use, the Premises or any part thereof for any use or purpose contrary to the provisions of the Rules and Regulations set forth in Exhibit “C”, attached hereto, or in violation of the laws of the United States of America, the State of California, or the ordinances, regulations or requirements of the local municipal or county governing body or other lawful authorities having jurisdiction over the Project including, without limitation, any such laws, ordinances, regulations or requirements relating to Hazardous Materials (as defined in Section 29.24). Tenant shall not do or permit anything to be done in or about the Premises which will in any way damage the reputation of the Project or obstruct or interfere with the rights of other tenants or occupants of the Building, or injure or annoy them or use or allow the Premises to be used for any improper, unlawful or objectionable purpose, nor shall Tenant cause, maintain or permit any nuisance in, on or about the Premises. Tenant shall comply with, and Tenant's rights and obligations under this Lease and Tenant's use of the Premises shall be subject and subordinate to, all recorded easements, covenants, conditions, and restrictions now or hereafter affecting the Project. The “Rules and Regulations” attached hereto as Exhibit “C” are hereby incorporated herein and made a part of this Lease. Tenant agrees to abide by and comply with each and every one of said Rules and Regulations and any amendments, modifications and/or additions thereto as may hereafter be adopted by Landlord for the safety, care, security, good order and cleanliness of the Premises, the Building, the parking facility or any other portion of the Project.

ARTICLE 6 SERVICES AND UTILITIES

6.1Standard Tenant Services. Landlord shall provide the following services on all days (unless otherwise stated below) during the Lease Term.

6.1.1Subject to all governmental rules, regulations and guidelines applicable thereto, Landlord shall provide heating, ventilation and air conditioning (“HVAC”) in the Premises when necessary for normal comfort for normal office use and normal occupancy density as determined by Landlord, from Monday through Friday, during the period from 7:00
a.m. to 6:00 p.m., except for the date of observation of New Year’s Day, Martin Luther King Day, Presidents Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Christmas Day and, at Landlord’s discretion, other locally or nationally recognized holidays (collectively, the “Holidays”).

6.1.2Landlord shall provide adequate electrical wiring and facilities and power for normal general office use as determined by Landlord.

6.1.3Landlord shall provide city water from the regular Building outlets for drinking, lavatory and toilet purposes.

6.1.4Landlord shall provide janitorial services Monday through Friday except the date of observation of the Holidays, in and about the Premises and window washing services in a manner consistent with that of Comparable Buildings. A description of the janitorial services provided by Landlord as of the date of this Lease, which services are subject to change, provided such services continue to be consistent with that of Comparable Buildings, is attached hereto as Exhibit “F”.

6.2Overstandard Tenant Use. Tenant shall not, (i) without Landlord’s prior written consent, use heat-generating machines, machines other than normal fractional horsepower office machines, or equipment or lighting other than Building standard lights in the Premises, or (ii) permit occupancy density of use in the Premises which is greater than normal general office density of use (as reasonably determined by Landlord), which may affect the temperature otherwise maintained by the air conditioning system or increase the water normally furnished for the Premises by Landlord pursuant to the terms of Section 6.1. If such consent is given, Landlord shall have the right to install supplementary air conditioning units or other facilities in the Premises, including supplementary or additional metering devices, and the cost thereof, including the cost of installation, operation and maintenance, increased wear and tear on existing equipment and other similar charges, shall be paid by Tenant to Landlord upon billing by Landlord. If Tenant uses water, electricity, heat or air conditioning in excess of that supplied by Landlord pursuant to Section 6.1, Tenant shall pay to Landlord, upon billing, the cost of such excess consumption, the cost of the installation, operation, and maintenance of equipment which is installed in order to supply such excess consumption, and the cost of the increased wear and tear on existing equipment caused by such excess consumption; and Landlord may install devices to separately meter any increased use and in such event Tenant shall pay the increased cost directly to Landlord, on demand, including the cost of such additional metering devices. If Tenant desires to use heat, ventilation or air conditioning during hours other than those for which

Landlord is obligated to supply such utilities pursuant to the terms of Section 6.1, Tenant shall give Landlord such prior notice, as Landlord shall from time to time establish as appropriate, of Tenant’s desired use and Landlord shall supply such utilities to Tenant at such hourly cost to Tenant as Landlord shall from time to time establish, which rate, as of the date of this Lease, for HVAC provided outside the hours set forth in Section 6.1.1 is $75.00 per hour per floor with a two (2) hour minimum. Amounts payable by Tenant to Landlord for such use of additional utilities shall be deemed Additional Rent hereunder and shall be billed on a monthly basis.

6.3Interruption of Use. Tenant agrees that Landlord shall not be liable for damages, by abatement of Rent (except as expressly provided in Section 6.4 below) or otherwise, for failure to furnish or delay in furnishing any service (including telephone and telecommunication services), or for any diminution in the quality or quantity thereof, when such failure or delay or diminution is occasioned, in whole or in part, by repairs, replacements, or improvements, by any strike, lockout or other labor trouble, by inability to secure electricity, gas, water, or other fuel at the Building or Project after reasonable effort to do so, by any accident or casualty whatsoever, by act or default of Tenant or other parties, or by any other cause beyond Landlord’s reasonable control; and such failures or delays or diminution shall never be deemed to constitute an eviction or disturbance of Tenant’s use and possession of the Premises or relieve Tenant from paying Rent (except as expressly provided in Section 6.4 below) or performing any of its obligations under this Lease. Furthermore, Landlord shall not be liable under any circumstances for a loss of, or injury to or interference with, Tenant’s business, including, without limitation, loss of profits, however occurring, through or in connection with or incidental to a failure to furnish any of the services or utilities as set forth in this Article 6, including, but not limited to, a failure to provide telecommunications, including telephone risers. Landlord may comply with voluntary controls or guidelines promulgated by any governmental entity relating to the use or conservation of energy, water, gas, light or electricity or the reduction of automobile or other emissions without creating any liability of Landlord to Tenant under this Lease, provided that the Premises are not thereby rendered untenantable. Under no circumstances shall any public safety power shutoff (“PSPS”), planned maintenance outage or other power shutoff by PG&E or any other utility provider render Landlord liable to Tenant for abatement of Rent.

6.4Rent Abatement. If Landlord fails to perform the obligations required of Landlord under this Lease and such failure causes all or a portion of the Premises to be untenantable and such failure relates to the non-functioning of the Base Building HVAC, mechanical, electrical or plumbing systems, Tenant shall give Landlord notice (the “Initial Notice”), specifying such failure to perform by Landlord (the “Landlord Failure”). If Landlord has not cured such Landlord Failure within five (5) business days after the receipt of the Initial Notice (the “Eligibility Period”), Tenant may deliver an additional notice to Landlord (the “Additional Notice”), specifying such Landlord Failure and Tenant’s intention to abate the payment of Rent under this Lease. If Landlord does not cure such Landlord Failure within five
(5) business days of receipt of the Additional Notice, Tenant may, upon written notice to Landlord, immediately abate Rent payable under this Lease for that portion of the Premises rendered untenantable and not used by Tenant, for the period beginning on the date five (5) business days after the Initial Notice to the earlier of the date Landlord cures such Landlord Failure or the date Tenant recommences the use of such portion of the Premises. Such right to abate Rent shall be Tenant’s sole and exclusive remedy at law or in equity for a Landlord Failure. Under no circumstances shall any public safety power shutoff (“PSPS”), planned maintenance outage or other power shutoff by PG&E or any other utility provider render Landlord liable to Tenant for abatement of Rent. Tenant’s right to abate Rent shall be Tenant’s sole and exclusive remedy at law or in equity for a Landlord Failure. Without limiting the generality of the foregoing, Tenant hereby waives the provisions of California Civil Code Section 1932(1) or any other applicable existing or future law permitting the termination of this Lease due to a service or utility interruption or failure. Except as provided in this Section 6.4, nothing contained herein shall be interpreted to mean that Tenant is excused from paying Rent due hereunder.

ARTICLE 7 REPAIRS

Tenant shall, at Tenant’s own expense, keep the Premises, including all improvements, fixtures and furnishings therein, in good order, repair and condition at all times during the Lease Term. In addition, Tenant shall, at Tenant’s own expense, but under the supervision and subject to the prior approval of Landlord, and within any reasonable period of time specified by Landlord, promptly and adequately repair all damage to the Premises (ordinary wear and tear excepted) and replace or repair all damaged, broken, or worn fixtures and appurtenances, except to the extent that such repairs are required due to the gross negligence or willful misconduct of Landlord; provided however, that, at Landlord’s option, or if Tenant fails to make such repairs, Landlord may, but need not, make such repairs and replacements, and Tenant shall pay Landlord the cost thereof, including a percentage of the cost thereof (to be uniformly established for the Building and/or the Project) sufficient to reimburse Landlord for all overhead, general conditions, fees and other costs or expenses arising from Landlord’s involvement with such repairs and replacements forthwith upon being billed for same. Notwithstanding the foregoing, Landlord shall be responsible for repairs to the exterior walls, foundation and roof of the Building, the structural portions of the floors of the Building, and the systems and equipment of the Building (subject to inclusion of the cost of such repairs in Operating Expenses to the extent permitted by Article 4), except to the extent that such repairs are required due to the negligence or willful misconduct of Tenant; provided, however, that if such repairs are due to the negligence or willful misconduct of Tenant, Landlord shall nevertheless make such repairs at Tenant’s expense, or, if covered by Landlord’s insurance, Tenant shall only be obligated to pay any deductible in connection therewith. Landlord may, but shall not be required to, upon not less than twenty-four (24) hours prior notice to Tenant (except in the event of an emergency, in which event, no notice shall be required), enter the Premises at all reasonable times to make such repairs, alterations, improvements or additions to the Premises or to the Project or to any equipment located in the Project as Landlord shall desire or deem necessary or as Landlord may be required to do by governmental or quasi-governmental authority or court order or decree. In making any such repairs, Landlord shall use commercially reasonable efforts to minimize any interference with Tenant’s use of the Premises. Tenant hereby waives and releases its right to make repairs at Landlord’s expense under Sections 1941 and 1942 of the California Civil Code or under any similar law, statute, or ordinance now or hereafter in effect.

ARTICLE 8 ADDITIONS AND ALTERATIONS

8.1Landlord’s Consent to Alterations. Tenant shall not make any improvements, alterations, additions or changes to the Premises (collectively, “Alterations”) without first procuring the prior written consent of Landlord to such Alterations, which consent shall be requested by Tenant not less than ten (10) business days prior to the commencement thereof, and which consent shall not be unreasonably withheld by Landlord.

8.2Manner of Construction. Landlord may impose, as a condition of its consent to Alterations, such requirements as Landlord, in its sole discretion, may deem desirable, including, but not limited to, the requirement that upon Landlord’s request, Tenant shall, at Tenant’s expense, remove such Alterations upon the expiration or any early termination of the Lease Term, and/or the requirement that Tenant utilize for such purposes only contractors, mechanics and materialmen (collectively, “contractors”), materials, space planners, architects and engineers reasonably approved by Landlord. Tenant shall immediately cease using any contractor that Landlord determines is not suitable for the Project, whether because of quality of the work or because of any potential or actual adverse impact of such contractor on the Project or on the labor relations between Landlord and any trade unions (including picketing or otherwise disrupting tenants or operations at the Project). Tenant shall construct such Alterations and perform such repairs in conformance with any and all applicable federal, state, county or municipal laws, rules and regulations and pursuant to a valid building permit, issued by the city in which the Project is located, and in conformance with Landlord’s construction rules and regulations (as the same may be modified by Landlord from time to time and which shall be provided to Tenant upon Tenant’s request therefor). All direct and indirect costs relating to any modifications, alterations or improvements of the Project or the Building, whether outside or inside of the Premises, required by any governmental agency or by law as a condition or as the result of any Alteration requested or effected by Tenant shall be borne by Tenant, and in connection therewith, Landlord may elect to perform such modifications, alterations or improvements (at Tenant’s sole cost and expense) or require such performance directly by Tenant. All work with respect to any Alterations must be done in a good and workmanlike manner and diligently prosecuted to completion to the end that the Premises shall at all times be a complete unit except during the period of work. In performing any such Alterations, Tenant shall have the work performed in such manner so as not to obstruct access to the Project or any portion thereof, by any other tenant of the Project, and so as not to obstruct the business of Landlord or other tenants in the Project, or interfere with the labor force working in the Project. Tenant shall pay to Landlord a percentage of the cost of such Alterations (not to exceed 5% of the so called “hard” costs of construction such Alterations) sufficient to compensate Landlord for all overhead, time spent reviewing and approving plans, specifications and construction drawings, general conditions, fees and other costs and expenses arising from Landlord’s involvement with such Alterations, within thirty (30) days of invoice therefor. In addition to Tenant’s obligations under Article 9, upon completion of any Alterations, Tenant agrees to cause a Notice of Completion to be recorded in the office of the Recorder of the County where the Project is located in accordance with Section 8182 of the Civil Code of the State of California or any successor statute, and Tenant shall deliver to the Project management office a reproducible copy of the “as built” drawings of the Alterations.

8.3Payment for Improvements. In the event Tenant orders any Alterations or repair work directly from Landlord, or from the contractor selected by Landlord, the charges for such work shall be deemed Additional Rent under this Lease, payable within ten (10) days of billing therefor, either periodically during construction or upon the substantial completion of such work, at Landlord’s option. Upon completion of such work, Tenant shall deliver to Landlord evidence of payment, contractors’ affidavits and full and final waivers of all liens for labor, services or materials. Tenant shall pay to Landlord a percentage of the cost of such work (not to exceed 5% of the so called “hard” costs of construction such work) sufficient to compensate Landlord for all overhead, time spent reviewing and approving plans, specifications and construction drawings, general conditions, fees and other costs and expenses arising from Landlord’s involvement with such work, within thirty (30) days of invoice therefor.

8.4Construction Insurance. In the event that Tenant makes any Alterations, Tenant agrees to carry “Builder’s All Risk” insurance in an amount at least equal to the total hard costs of the Alterations, covering the construction of such Alterations, and such other insurance as Landlord may reasonably require, consistent with the practices then prevailing in Comparable Buildings, it being understood and agreed that all of such Alterations shall be insured by Tenant pursuant to Article 10 immediately upon completion thereof. In addition, Landlord may, in its discretion, require Tenant to obtain a lien and completion bond or some alternate form of security satisfactory to Landlord in an amount sufficient to ensure the lien-free completion of such Alterations and naming Landlord as a co-obligee.

8.5Landlord’s Property. All Alterations, improvements, fixtures and/or equipment which may be installed or placed in or about the Premises, and all signs installed in, on or about the Premises, from time to time, shall be at the sole cost of Tenant and, except as otherwise expressly provided in this Lease, shall be and become the property of Landlord, except that Tenant may remove any Alterations, improvements, fixtures and/or equipment which Tenant can substantiate to Landlord have not been paid for with any Tenant improvement allowance funds provided to Tenant by Landlord, provided Tenant repairs any damage to the Premises and Building caused by such removal. If Landlord, as a condition to Landlord’s consent to any Alteration, requires that Tenant remove any Alteration upon the expiration or early termination of the Lease Term, Landlord may, by written notice to Tenant prior to the end of the Lease Term, or given following any earlier termination of this Lease, require Tenant, at Tenant’s expense, to remove such Alterations and to repair any damage to the Premises and Building caused by such removal. If Tenant fails to complete such removal and/or to repair any damage caused by the removal of any Alterations, Landlord may do so and Tenant shall reimburse Landlord for the cost thereof, as an obligation which shall expressly survive termination of this Lease.

ARTICLE 9 COVENANT AGAINST LIENS

Tenant has no authority or power to cause or permit any lien or encumbrance of any kind whatsoever, whether created by act of Tenant, operation of law or otherwise, to attach to or be placed upon the Project or Premises, and any and all liens and encumbrances created by Tenant shall attach to Tenant’s interest only. Landlord shall have the right at all times to post and keep posted on the Premises any notice which it deems necessary for protection from such liens. Tenant covenants and agrees not to suffer or permit any lien of mechanics or material men or others to be placed against the Project, the Building or the Premises, or any portion thereof, with respect to work or services claimed to have been performed for or materials claimed to have been furnished to Tenant or the Premises, and, in case of any such lien attaching or notice of any lien, Tenant covenants and agrees to cause it to be immediately released and removed of record. Notwithstanding anything to the contrary set forth in this Lease, in the event that such lien is not released and removed on or before the date occurring five (5) days after notice of such lien is delivered by Landlord to Tenant, Landlord, at its sole option, may immediately take all action necessary to release and remove such lien, without any duty to investigate the validity thereof, and all sums, costs and expenses, including reasonable attorneys’ fees and costs, incurred by Landlord in connection with such lien shall be deemed Additional Rent under this Lease and shall immediately be due and payable by Tenant.

ARTICLE 10 INSURANCE

10.1Indemnification and Waiver. To the extent not prohibited by law, and except as expressly set forth otherwise, Landlord, its members and their respective partners, subpartners, officers, agents, servants and employees (collectively, “Landlord Parties”) shall not be liable for, any damage either to person or property or resulting from the loss of use thereof, which damage is sustained by Tenant. Tenant shall indemnify, defend, protect, and hold harmless Landlord Parties from any and all loss, cost, damage, expense and liability (including without limitation court costs and reasonable attorneys’ fees) incurred in connection with or arising from any cause in, on or about the Premises during the Lease Term or arising from any act or omission of Tenant or its agents, invitees or licensees, including any violation of Environmental Laws (as defined in Section 29.24), provided that the terms of the foregoing indemnity shall not apply to the negligence or willful misconduct of any Landlord Party, and Landlord shall indemnify and hold Tenant harmless from any loss, cost, damage, expense and liability (including without limitation court costs and reasonable attorneys’ fees) arising from such negligence or willful misconduct (but only to the extent not covered by the insurance that Tenant is required to carry under this Lease or actually carries). Notwithstanding anything to the contrary contained in this Lease, nothing in this Lease shall impose any obligations on Tenant or Landlord to be responsible or liable for, and each hereby releases the other from all liability for, consequential damages, other than those consequential damages incurred by Landlord in connection with a holdover of the Premises by Tenant after the expiration or earlier termination of this Lease as set forth in Article 16 below. If any action or proceeding is brought against any of the Landlord Parties in connection with any claims for which Tenant is obligated to indemnify Landlord hereunder, Tenant, upon written request from Landlord, shall defend the same at Tenant’s expense with counsel approved by Landlord, which approval shall not be unreasonably withheld. The provisions of this Section 10.1 shall survive the expiration or sooner termination of this Lease with respect to any claims or liability occurring prior to such expiration or termination.

10.2Tenant’s Compliance with Fire and Casualty Insurance. Tenant shall, at Tenant’s expense, comply with all insurance company requirements pertaining to the use of the Premises. If Tenant’s conduct or use of the Premises for other than general office uses consistent with a first class office building causes any increase in the premium for such insurance policies then Tenant shall reimburse Landlord for any such increase. Tenant, at Tenant’s expense, shall comply with all rules, orders, regulations or requirements of the American Insurance Association (formerly the National Board of Fire Underwriters) and with any similar body.

10.3Tenant’s Insurance. Tenant shall, at its own cost, procure and maintain in effect the following coverages in the following amounts at all times during the Lease Term (and prior to the Lease Commencement Date with respect to any use or activity of Tenant hereunder at the Project).

10.3.1Commercial general liability insurance covering the insured against claims of bodily injury and death and property damage arising out of Tenant’s operations, assumed liabilities or use of the Premises, for limits of liability not less than:

Bodily Injury and
Property Damage Liability    $3,000,000 each occurrence
$3,000,000 annual aggregate

Such insurance limits may be satisfied by a combination of primary and, if sufficient to meet such insurance limits, umbrella/excess insurance policy limits.

If the use and occupancy of the Premises includes any activity or matter that is or may be excluded from coverage under a commercial general liability policy (e.g., the service or consumption of alcoholic beverages), without any implication that Landlord consents to such use, Tenant shall obtain such endorsements to the commercial general liability policy or otherwise obtain insurance to insure all liability arising from such activity or matter (including liquor liability, if applicable) in such amounts as Landlord may reasonably require.

10.3.2Physical Damage Insurance covering (i) all office furniture, trade fixtures, office equipment, merchandise and all other items of Tenant’s property on the Premises installed by, for, or at the expense of Tenant, (ii) the Tenant Improvements and any other improvements which exist in the Premises as of the Lease Commencement Date (excluding the “Base Building,” as that term is defined in Article 24 below), and (iii) all other improvements, alterations and additions to the Premises. Such insurance shall provide physical loss or damage protection under the “causes of loss – special form” (formerly “all-risk”) for the full replacement cost value new without deduction for depreciation of the covered items and in amounts that meet any co-insurance clauses of the policies of insurance (which coverage shall include, without limitation, sprinkler leakage and earthquake sprinkler leakage). The proceeds of such insurance (other than for trade fixtures, merchandise and other personal property of Tenant), so long as this Lease is in effect, shall be used for the repair or replacement of the Tenant Improvements and Alterations so insured to the extent necessary to put the Premises in a usable condition generally consistent with the quality of such improvements prior to the loss or casualty giving rise to the repair or replacement. The full replacement value of the items to be insured under this Section 10.3.2 shall be determined by Tenant and acknowledged by the company issuing the insurance policy by the issuance of an agreed amount endorsement to the policy at the time the policy is initially obtained, and shall be increased from time to time in order to maintain the replacement value coverage.

10.3.3 Workers’ Compensation Insurance in form and with limits in accordance with the laws of the State of California, including Occupational Disease Insurance, and Voluntary Compensation Insurance, and Employer’s Liability Insurance with limits not less than One Million Dollars ($1,000,000) per occurrence; per employee for disease; and in the aggregate for disease.

10.3.4 Auto liability insurance covering automobiles owned, hired or used by Tenant in carrying on its business with limits not less than $1,000,000 for each accident.

10.3.5 Business income (formerly called business interruption insurance) and extra expense coverage in such amounts as will reimburse Tenant for direct and indirect loss of earnings attributable to all perils commonly insured against by prudent tenants or attributable to prevention of access to the Premises or to the Building as a result of such perils.

10.4Form of Policies. The minimum limits of policies of insurance required of Tenant under this Lease shall in no event limit the liability of Tenant under this Lease. Such insurance shall (i) name Landlord and Landlord’s property manager (and any lender or lenders designated by Landlord to Tenant) as additional insureds (such requirement shall not apply to worker’s compensation insurance); (ii) be written on an “occurrence” basis and have a deductible which does not exceed the deductible amount(s) maintained by similarly situated tenants in other Comparable Buildings; (iii) be issued by an insurance company having a rating of not less than A-X in Best’s Insurance Guide or which is otherwise acceptable to Landlord and licensed to do business in the State of California; (iv) be primary insurance as to all claims thereunder and provide that any insurance carried by Landlord is excess and is non-contributing with any insurance requirement of Tenant; (v) include an endorsement providing that said insurance shall not be canceled unless thirty (30) days’ prior written notice shall have been given to Landlord; and (vi) contain a separation of insureds endorsement acceptable to Landlord. The cost of defending any claims made against any of the policies required to be carried by Tenant shall not be included in any of the limits of liability for such policies. It is the specific intent of Landlord and Tenant that all insurance held by Landlord (or the Landlord Parties, as applicable) shall be excess above the insurance required to be obtained by Tenant under this Lease. Tenant shall deliver said policies or certificates thereof to Landlord on or before the date Tenant takes possession of the Premises for any purpose and at least thirty (30) days before the expiration dates thereof. Each certificate of insurance shall name Landlord as the certificate holder. Tenant shall either provide Landlord with a blanket additional insured endorsement which evidences the fact that each of the parties named above is covered as an additional insured on the Commercial General Liability Insurance policy required under Section 10.3.1 or originals of the endorsements to the Commercial General Liability Insurance policy providing equivalent or greater coverage than that provided by ISO Form CG 20 10 11 85, which include the following exact wording:

It is agreed that Dublin Corporate Center Owner LLC, Hines Interests Limited Partnership, and their respective members, managers, partners, officers, directors, affiliates, agents, employees, successors and assigns are additional insureds. The coverage under this policy is primary insurance with respect to liability arising out of the occupancy, maintenance or use of the premises leased to DOMA HOLDINGS, INC., a Delaware corporation.

Such endorsements must be separate from certificates of insurance. Unless Tenant provides Landlord with a blanket additional insured endorsement which evidences the fact that each of the parties listed above is covered as an additional insured on the CGL policy required above, it is not acceptable to have the above-referenced language typed or written on the certificates of insurance in lieu of providing Landlord with the required endorsements. Each certificate of insurance and endorsement required hereunder must have an original signature. Rubber stamped signatures will not be accepted. Should Tenant at any time fail to provide the insurance required by this Lease, or should such insurance be cancelled, Landlord shall have the right (after giving Tenant five (5) days’ notice, with opportunity to cure such failure or cancellation), but not the duty, to procure the same and Tenant shall pay the cost thereof as Additional Rent within ten days after Landlord’s demand.

10.5Waiver of Subrogation. Landlord and Tenant agree to have their respective insurance companies issuing property damage insurance waive any rights of subrogation that such companies may have against Landlord or Tenant, as the case may be. Landlord and Tenant hereby waive any right that either may have against the other on account of any direct or consequential loss or damage to their respective property to the extent such loss or damage is insured under policies of insurance for fire and “causes of loss – special form” coverage (formerly “all risk”), theft, or other similar insurance maintained or required to be maintained by the waiving party, whether or not such damage or loss is attributable to the negligence of either party or their agents, invitees, contractors or employees.

10.6Additional Insurance Obligations. Upon at least 30 days prior written notice from Landlord, which notice may not be given more than once in any twelve (12) month period during the Lease Term, Tenant shall carry and maintain during the balance of the Lease Term, at Tenant’s sole cost and expense, increased amounts of the insurance required to be carried by Tenant pursuant to this Article 10, and such other reasonable types of insurance coverage and in such reasonable amounts covering the Premises and Tenant’s operations therein, as may be reasonably requested by Landlord, but in no event in excess of the amounts and types of insurance then being required to be maintained by major tenants by owners and managers of the Comparable Buildings.

ARTICLE 11 DAMAGE AND DESTRUCTION

11.1Repair of Damage by Landlord. If the Premises, Base Building or any Common Areas serving or providing access to the Premises shall be physically damaged by fire or other casualty (“Damage”), Landlord shall diligently, subject to reasonable delays for insurance adjustment or other matters beyond Landlord’s reasonable control, and subject to all other terms and conditions of this Article 11, restore the Premises, Base Building and such Common Areas. Upon any Damage to the Premises, Tenant shall assign to Landlord (or Landlord’s mortgagee or other designee) all insurance proceeds payable to Tenant under the insurance required pursuant to Section 10.3.2 (other than Section 10.3.2(i)), and Landlord shall repair the Tenant Improvements and Alterations installed in the Premises; provided that if the cost of such repair by Landlord exceeds the insurance proceeds received by Landlord from Tenant’s insurance carrier, such shortfall shall be paid by Tenant to Landlord prior to Landlord’s repair of the Damage. Upon termination of this Lease due to any Damage, the proceeds of insurance shall be paid to Landlord and Tenant as their interests appear in the insured property. Landlord shall not be liable for any inconvenience or annoyance to Tenant or its visitors, or injury to Tenant’s business resulting in any way from any Damage or the repair thereof by or on behalf of Landlord; provided such Damage is not the result of Landlord’s gross negligence or willful misconduct. If the Premises or Common Areas necessary to access the Premises suffer Damage, and such Damage is not the result of the negligence or willful misconduct of Tenant or Tenant’s employees, contractors, licensees, or invitees, Landlord shall allow Tenant a proportionate abatement of Rent during the time and to the extent the Premises are rendered untenantable as the sole result of the Damage, and not occupied by Tenant as a result thereof. Landlord and Tenant agree that the provisions of this Article 11 shall only apply when the Premises, Base Building or Common Areas are physically damaged or the structural integrity of the Premises or Base Building is degraded as a result of a fire or other casualty. In no event shall a temporary closure of the Building or the Project for the purpose of protecting public health constitute physical damage to the Premises, Base Building or Common Areas, nor shall Tenant’s inability to productively use the Premises during any such temporary closure be deemed a casualty.

11.2Major Damage to Premises. If the Premises, Base Building or Common Areas serving or providing access to the Premises are Damaged to the extent that the Premises are rendered untenantable and the repair of such Damage cannot, in the reasonable opinion of Landlord, be completed within ninety (90) days after the date Landlord is informed of the Damage (without payment of overtime or other premium) or if insurance proceeds will not be sufficient to cover the cost of repairs, then Landlord shall have the option, to be exercised by written notice to Tenant within thirty (30) days after the date Landlord is informed of the Damage, either: (a) to terminate this Lease as of the date not less than thirty (30) days nor more than sixty (60) days after Landlord’s notice to Tenant (although rent shall be abated until such termination in the manner and to the extent hereinafter provided); or (b) to repair the Damage in accordance with Section 11.1, in which event this Lease shall continue in full force and effect, and rent shall be abated in the manner and to the extent hereinafter provided. Landlord shall give Tenant written notice stating the estimated length of time that will be required to repair the Damage as soon as reasonably possible after such Damage, but in no event later than thirty (30) days following the date Landlord is informed of the Damage.

11.3Major Damage to Building or Project. Without limiting the provisions of Sections 11.1 and 11.2, Landlord may elect not to rebuild and/or restore the Building and/or Project in the event of Damage, and instead terminate this Lease by notifying Tenant in writing of such termination within sixty (60) days after the date Landlord is informed of the Damage, such notice to include a termination date giving Tenant ninety (90) days to vacate the Premises, but Landlord may so elect only if the Building or Project shall be damaged by fire or other casualty or cause, whether or not the Premises are affected, and one or more of the following conditions is present: (i) repairs to be made by Landlord cannot reasonably be completed within one hundred twenty (120) days after the date of damage (when such repairs are made without the payment of overtime or other premiums); (ii) the holder of any mortgage on the Building or Project or ground lessor with respect to the Building or Project shall require that the insurance proceeds or any portion thereof be used to retire the mortgage debt, or shall terminate the ground lease, as the case may be; (iii) the damage which is required to be repaired by Landlord is not fully covered, except for deductible amounts, by Landlord’s insurance policies; or (iv) any owner of any other portion of the Project, other than Landlord, does not intend to repair the damage to such portion of the Project; provided, however, that if Landlord does not elect to terminate this Lease pursuant to Landlord’s termination right as provided above, and the repairs cannot, in the reasonable opinion of Landlord, be completed within one hundred eighty (180) days after being commenced, Tenant may elect, no earlier than sixty (60) days after the date of the damage and not later than ninety (90) days after the date of such damage, to terminate this Lease by written notice to Landlord effective as of the date specified in the notice, which date shall not be less than thirty (30) days nor more than sixty (60) days after the date such notice is given by Tenant.

11.4Waiver of Statutory Provisions. The provisions of this Lease, including this Article 11, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, the Building or the Project, and any statute or regulation of the State of California, including, without limitation, Sections 1932(2) and 1933(4) of the California Civil Code, with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties, and any other statute or regulation, now or hereafter in effect, shall have no application to this Lease or any damage or destruction to all or any part of the Premises, the Building or the Project.

11.5Damage Near End of Term. In the event that the Premises, the Building, or the Project is destroyed or damaged to any substantial extent during the last twelve (12) months of the Lease Term, then notwithstanding anything contained in this Article 11, Landlord shall have the option to terminate this Lease by giving written notice to Tenant of the exercise of such option within thirty (30) days after such damage or destruction, in which event this Lease shall cease and terminate as of the date of such notice, Tenant shall pay the Base Rent and Additional Rent, properly apportioned up to such date of damage, and both parties hereto shall thereafter be freed and discharged of all further obligations hereunder, except as provided for in provisions of this Lease which by their terms survive the expiration or earlier termination of the Lease Term.

ARTICLE 12 NONWAIVER

No waiver of any provision of this Lease shall be implied by any failure of Landlord to enforce any remedy on account of the violation of such provision, even if such violation shall continue or be repeated subsequently, and any waiver by Landlord of any provision of this Lease may only be in writing. Additionally, no express waiver shall affect any provision other than the one specified in such waiver and then only for the time and in the manner specifically stated. No receipt of monies by Landlord from Tenant after the termination of this Lease shall in any way alter the length of the Lease Term or of Tenant’s right of possession hereunder, or after the giving of any notice shall reinstate, continue or extend the Lease Term or affect any notice given Tenant prior to the receipt of such monies, it being agreed that after the service of notice or the commencement of a suit, or after final judgment for possession of the Premises, Landlord may receive and collect any Rent due, and the payment of said Rent shall not waive or affect said notice, suit or judgment.

ARTICLE 13 CONDEMNATION

If the whole or any part of the Premises, Building or Project shall be taken by power of eminent domain or condemned by any competent authority for any public or quasi-public use or purpose, or if Landlord shall grant a deed or other instrument in lieu of such taking by eminent domain or condemnation, Landlord shall have the option to terminate this Lease upon ninety (90) days’ notice, provided such notice is given no later than one hundred eighty (180) days after the date of such taking, condemnation, reconfiguration, vacation, deed or other instrument. If more than twenty-five percent (25%) of the rentable square feet of the Premises is taken, or if access to the Premises is substantially impaired, Tenant shall have the option to terminate this Lease upon ninety (90) days’ notice, provided such notice is given no later than one hundred eighty (180) days after the date of such taking. Landlord shall be entitled to the entire award or payment in connection therewith, except that Tenant shall have the right to file any separate claim available to Tenant for any taking of Tenant’s personal property and fixtures belonging to Tenant and removable by Tenant upon expiration of the Lease Term pursuant to the terms of this Lease, and for moving expenses, so long as such claims do not diminish the award available to Landlord, its ground lessor with respect to the Building or Project or its mortgagee, and such claim is payable separately to Tenant. All Rent shall be apportioned as of the date of such termination, or the date of such taking, whichever shall first occur. If any part of the Premises shall be taken, and this Lease shall not be so terminated, the Rent shall be proportionately abated. Tenant hereby waives any and all rights it might otherwise have pursuant to Section 1265.130 of the California Code of Civil Procedure. In no event shall any governmental action for the purpose of protecting public safety (e.g., to protect against acts of war, the spread of communicable diseases, or an infestation), including but not limited to, any order requiring businesses to close temporarily, be considered a taking by the power of eminent domain or a condemnation for any public or quasi- public use or purpose requiring government compensation or entitling Tenant to abatement of rent or any other remedy.

ARTICLE 14 ASSIGNMENT AND SUBLETTING

14.1Transfers. Tenant shall not, without the prior written consent of Landlord, assign, mortgage, pledge, hypothecate, encumber, or permit any lien to attach to, or otherwise transfer, this Lease or any interest hereunder, permit any assignment, or other transfer of this Lease or any interest hereunder by operation of law, sublet the Premises or any part thereof, or permit the use of the Premises by any persons other than Tenant and its employees (all of the foregoing are hereinafter sometimes referred to collectively as “Transfers” and any person to whom any Transfer is made or sought to be made is hereinafter sometimes referred to as a “Transferee”). If Tenant desires Landlord’s consent to any Transfer, Tenant shall notify Landlord in writing, which notice (the “Transfer Notice”) shall include (i) the proposed effective date of the Transfer, which shall not be less than thirty (30) days nor more than one hundred eighty (180) days after the date of delivery of the Transfer Notice, (ii) a description of the portion of the Premises to be transferred (the “Subject Space”), (iii) all of the material terms of the proposed Transfer and the consideration therefor (including calculation of the “Transfer Premium”, as defined in Section 14.3, in connection with such Transfer), the name and address of the proposed Transferee, and a copy of all existing executed and/or proposed documentation pertaining to the proposed Transfer, including all existing operative documents to be executed to evidence such Transfer or the agreements incidental or related to such Transfer, and (iv) current financial statements of the proposed Transferee certified by an officer, partner or owner thereof, and any other information reasonably required by Landlord to determine the financial responsibility, character, and reputation of the proposed Transferee, nature of such Transferee’s business and proposed use of the Subject Space, and such other information as Landlord may reasonably require. Other than a Permitted Transfer (as defined in Section 14.7 below) that satisfies the requirements of Section 14.7, any Transfer made without Landlord’s prior written consent shall, at Landlord’s option, be null, void and of no effect, and shall, at Landlord’s option, constitute a default by Tenant under this Lease. Whether or not Landlord consents to any proposed Transfer, Tenant shall pay, within thirty (30) days after written request by Landlord, Landlord’s review and processing fees, as well as any reasonable legal fees incurred by Landlord, not to exceed (a)
$4,000 per proposed Transfer requiring Landlord’s prior written consent, and (b) $1,000 per Permitted Transfer.

14.2Landlord’s Consent. Landlord shall not unreasonably withhold, condition or delay its consent to any proposed Transfer of the Subject Space to the Transferee on the terms specified in the Transfer Notice. Without limitation as to other reasonable grounds for withholding consent, the parties hereby agree that it shall be reasonable under this Lease and under any applicable law for Landlord to withhold consent to any proposed Transfer where one or more of the following apply:

14.2.1The Transferee is of a character or reputation or engaged in a business which is not consistent with the quality of the Building or the Project;

14.2.2The Transferee is either a governmental agency or instrumentality thereof;

14.2.3 The Transferee is not a party of reasonable financial worth and/or financial stability in light of the responsibilities involved under this Lease on the date consent is requested;

14.2.4 The proposed Transfer would cause a violation of another lease for space in the Project (including, without limitation, violation of an exclusivity provision), or would give an occupant of the Project a right to cancel its lease;

14.2.5 At the time of the proposed Transfer, the Project is not at least eighty-five percent (85%) leased, and the rent charged by Tenant to such Transferee during the term of such Transfer (the “Transferee's Rent”), calculated using a present value analysis, is less than eighty percent (80%) of the rent being quoted by Landlord at the time of such Transfer for comparable space in the Project for a comparable term (the “Quoted Rent”), calculated using a present value analysis, and Landlord then has, or within one hundred twenty (120) days thereafter will have, comparable ground floor space available for lease in the Project;

14.2.6 The terms of the proposed Transfer will allow the Transferee to exercise a right of renewal, right of expansion, right of first offer, or other similar right held by Tenant (or will allow the Transferee to occupy space leased by Tenant pursuant to any such right); or

14.2.7 Either the proposed Transferee, or any person or entity which directly or indirectly, controls, is controlled by, or is under common control with, the proposed Transferee,
(i) occupies space in the Project at the time of the request for consent, (ii) is negotiating with Landlord to lease space in the Project at such time, or (iii) has negotiated with Landlord during the six (6)-month period immediately preceding the Transfer Notice, and Landlord then has, or within one hundred twenty (120) days thereafter will have, comparable ground floor space available for lease in the Project.

If Landlord consents to any Transfer pursuant to the terms of this Section 14.2 (and does not exercise any recapture rights Landlord may have under Section 14.4), Tenant may within six (6) months after Landlord’s consent, but not later than the expiration of said six-month period, enter into such Transfer of the Premises or portion thereof, upon substantially the same terms and conditions as are set forth in the Transfer Notice furnished by Tenant to Landlord pursuant to Section 14.1, provided that if there are any material changes in the terms and conditions from those specified in the Transfer Notice (i) such that Landlord would initially have been entitled to refuse its consent to such Transfer under this Section 14.2, or (ii) which would cause the proposed Transfer to be more favorable to the Transferee than the terms set forth in Tenant’s original Transfer Notice, Tenant shall again submit the Transfer to Landlord for its approval and other action under this Article 14 (including Landlord’s right of recapture, if any, under Section 14.4). Notwithstanding anything to the contrary in this Lease, if Tenant or any proposed Transferee claims that Landlord has unreasonably withheld or delayed its consent under this Section 14.2 or otherwise has breached or acted unreasonably under this Article 14, their sole remedies shall be declaratory judgment and an injunction for the relief sought without any monetary damages, and Tenant hereby waives all other remedies (including, without limitation, under California Civil Code Section 1995.310) on its own behalf and, to the extent permitted under all applicable laws, on behalf of the proposed Transferee.

14.3Transfer Premium. If Landlord consents to a Transfer, as a condition thereto which the parties hereby agree is reasonable, Tenant shall pay to Landlord, as Additional Rent, fifty percent (50%) of any “Transfer Premium,” as that term is defined in this Section 14.3, received by Tenant from such Transferee. Landlord’s share of the Transfer Premium shall be paid to Landlord within five (5) business days after receipt thereof by Tenant. The payments of Transfer Premium to Landlord shall be made on a monthly basis with respect to each Transfer separately, subject to an annual reconciliation on each anniversary date of the Transfer. If the payments to Landlord under this Section during the twelve (12) months preceding each annual reconciliation exceed the amount of the Transfer Premium determined on an annual basis, then Landlord shall refund to Tenant the amount of such overpayment or credit the overpayment against Tenant’s future obligations under this Section, at Tenant’s option. If Tenant has underpaid its obligations hereunder during the preceding twelve (12) months, Tenant shall immediately pay to Landlord the amount owing after the annual reconciliation. “Transfer Premium” shall mean all rent, additional rent or other consideration payable by such Transferee in excess of the Rent and Additional Rent payable by Tenant under this Lease on a per rentable square foot basis if less than all of the Premises is transferred, after deducting the reasonable expenses incurred by Tenant for (i) any alterations or improvements made to the Premises in connection with the Transfer, (ii) any rent credit, improvement allowance or other economic concessions reasonably provided or paid by the Tenant to the Transferee in connection with the Transfer, (iii) any brokerage commissions paid by Tenant in connection with the Transfer, (iv)

any out-of-pocket costs of advertising the space subject to the Transfer, and (v) any reasonable attorneys’ fees paid by Tenant in connection with the Transfer (collectively, the “Transfer Costs”). “Transfer Premium” shall also include, but not be limited to, key money and bonus money paid by Transferee to Tenant in connection with such Transfer, and any payment in excess of fair market value for services rendered by Tenant to Transferee or for assets, fixtures, inventory, equipment, or furniture transferred by Tenant to Transferee in connection with such Transfer. In the calculations of the Rent (as it relates to the Transfer Premium calculated under this Section 14.3), and the Transferee’s Rent and Quoted Rent under Section 14.2 of this Lease, the Rent paid during each annual period for the Subject Space, and the Transferee’s Rent and the Quoted Rent, shall be computed after adjusting such rent to the actual effective rent to be paid, taking into consideration any and all leasehold concessions granted in connection therewith, including, but not limited to, any rent credit and tenant improvement allowance. For purposes of calculating any such effective rent all such concessions shall be amortized on a straight-line basis over the relevant term. Landlord or its authorized representatives shall have the right at all reasonable times to audit the books, records and papers of Tenant relating to any Transfer, and shall have the right to make copies thereof. If the Transfer Premium respecting any Transfer shall be found understated, Tenant shall, within thirty (30) days after demand, pay the deficiency, and if understated by more than two percent (2%), Tenant shall pay Landlord’s costs of such audit.

14.4Landlord’s Option as to Subject Space. Notwithstanding anything to the contrary contained in this Article 14, in the event Tenant intends to assign this Lease or sublease more than fifty percent (50%) of the Premises for all or substantially all of the remainder of the then- remaining Lease Term (or in the event of any other Transfer or Transfers entered into by Tenant as a subterfuge in order to avoid the terms of this Section 14.4), Tenant shall give Landlord notice (the “Intention to Transfer Notice”) of such intended Transfer. The Intention to Transfer Notice shall specify the portion of and amount of rentable square feet of the Premises which Tenant intends to Transfer (the “Contemplated Transfer Space”), the intended date of commencement of the intended Transfer (the “Contemplated Effective Date”), and the intended length of the term of such intended Transfer, and shall specify that such Intention to Transfer Notice is delivered to Landlord pursuant to this Section 14.4 in order to allow Landlord to elect to recapture the Contemplated Transfer Space for the term set forth in the Intention to Transfer Notice. Thereafter, Landlord shall have the option, by giving written notice to Tenant within fifteen (15) business days after receipt of any Intention to Transfer Notice, to recapture the Contemplated Transfer Space. In the event such option is exercised by Landlord, this Lease shall be canceled and terminated with respect to such Contemplated Transfer Space as of the Contemplated Effective Date until either (i) the last day of the term of the contemplated Transfer as set forth in the Intention to Transfer Notice or (ii) the last day of the Lease Term, as Landlord may elect in its sole discretion. In the event of a recapture by Landlord, if this Lease shall be canceled with respect to less than the entire Premises, the Rent reserved herein shall be prorated on the basis of the number of rentable square feet retained by Tenant in proportion to the number of rentable square feet contained in the Premises, and this Lease as so amended shall continue thereafter in full force and effect, and upon request of either party, the parties shall execute written confirmation of the same. If Landlord declines, or fails to timely elect to recapture such Contemplated Transfer Space under this Section 14.4, then, subject to the other terms of this Article 14, for a period of nine (9) months (the “Nine Month Period”) commencing on the last day of such thirty (30) day period, Landlord shall not have any right to recapture the

Contemplated Transfer Space with respect to any Transfer made during the Nine Month Period, provided that any such Transfer is substantially on the terms set forth in the Intention to Transfer Notice, and provided further that any such Transfer shall be subject to the remaining terms of this Article 14. If such a Transfer is not so consummated within the Nine Month Period (or if a Transfer is so consummated, then upon the expiration of the term of any Transfer of such Contemplated Transfer Space consummated within such Nine Month Period), Tenant shall again be required to submit a new Intention to Transfer Notice to Landlord with respect any contemplated Transfer, as provided above in this Section 14.4. This Section 14.4 shall not apply to Permitted Transfers (as defined in Section 14.7 below).

14.5Effect of Transfer. In the event of a Transfer hereunder, (i) the terms and conditions of this Lease shall in no way be deemed to have been waived or modified,
(ii) Landlord’s consent to a Transfer shall not be deemed consent to any further Transfer by either Tenant or a Transferee, (iii) Tenant shall deliver to Landlord, promptly after execution, an executed copy of all documentation pertaining to the Transfer in form reasonably acceptable to Landlord, and (iv) Tenant shall furnish upon Landlord’s request a complete statement, certified by an independent certified public accountant, or Tenant’s chief financial officer, setting forth in detail the computation of any Transfer Premium Tenant has derived and shall derive from such Transfer. No Transfer, whether with or without Landlord’s consent, shall relieve Tenant or any guarantor of this Lease from liability under this Lease.

14.6Additional Transfers. For purposes of this Lease, the term “Transfer” shall also include (i) if Tenant is a partnership or limited liability company, the withdrawal or change, whether voluntary, involuntary or by operation of law, of fifty percent (50%) or more of the partners, members or managers thereof, or transfer of twenty-five percent (25%) or more of the partnership or membership interests therein within a twelve (12) month period, or the dissolution of the partnership or the limited liability company without immediate reconstitution thereof, and
(ii) if Tenant is a closely held corporation (i.e., whose stock is not publicly held and not traded through an exchange or over the counter), (A) the dissolution, merger, consolidation or other reorganization of Tenant or, (B) the sale or other transfer of more than an aggregate of twenty- five percent (25%) of the voting shares of Tenant (other than to immediate family members by reason of gift or death) within a twelve (12)-month period, or (C) the sale, mortgage, hypothecation or pledge of more than an aggregate of twenty-five percent (25%) of the value of the unencumbered assets of Tenant within a twelve (12)-month period.

14.7Permitted Transfers. Notwithstanding any other terms of this Article 14, Tenant may, without Landlord’s consent pursuant to Section 14.1, assign this Lease or sublease all or part of the Premises to: (a) a creditworthy affiliate of Tenant in a bona fide transaction undertaken for other than the avoidance of Tenant’s liabilities and responsibilities hereunder; (b) any corporation, limited partnership, limited liability partnership, limited liability company or other business entity in which or with which Tenant, or its corporate successors or assigns, is merged or consolidated, in accordance with applicable statutory provisions governing merger and consolidation of business entities, so long as: (i) Tenant's obligations hereunder are assumed by the entity surviving such merger or created by such consolidation; and (ii) the Tangible Net Worth of such surviving or created entity is, after the effective consummation of such merger or consolidation, not less than the Tangible Net Worth of Tenant as of the date hereof; or (c) any corporation, limited partnership, limited liability partnership, limited liability company or other business entity acquiring all or substantially all of Tenant's assets, so long as such entity's Tangible Net Worth after such acquisition is not less than the Tangible Net Worth of Tenant as of the date hereof; provided that in each instance (1) Tenant notifies Landlord at least thirty (30) days prior to the effective date of any such assignment or sublease (provided such notice and disclosure does not violate applicable laws or the terms of an agreement with the acquiring entity, in which event such notice and disclosure shall be made as soon as reasonably possible, but in no event more than fifteen (15) business days after the date of the Permitted Transfer (as defined below)) and promptly supplies Landlord with any documents or information reasonably requested by Landlord regarding such assignment or sublease or the Permitted Transferee (as defined below), including current financial statements of the Permitted Transferee certified by an officer, partner or owner thereof and reasonable documentation that the Permitted Transfer satisfies the requirements of this Section 14.7, (2) Tenant is not in default, beyond the applicable notice and cure period, (3) the transferee is qualified to conduct business in the State of California, and (4) such assignment or sublease is not a subterfuge by Tenant to avoid its obligations under this Lease. Tenant shall, in the event of any such Permitted Transfer, remain liable for the performance of all of the obligations of Tenant hereunder, or if Tenant no longer thereafter exists because of a merger, consolidation, or acquisition, the surviving or acquiring entity shall expressly assume in writing (in form and content satisfactory to Landlord) the obligations of Tenant hereunder. Additionally, the Permitted Transferee shall at all times following such Permitted Transfer comply with all of the terms and conditions of this Lease. No later than fifteen (15) days after the effective date of any Permitted Transfer, Tenant agrees to furnish Landlord with (A) a copy of the instrument effecting the Permitted Transfer,
(B) documentation (in form and content satisfactory to Landlord) establishing Tenant's satisfaction of the requirements set forth above applicable to any such Permitted Transfer,
(C) evidence of insurance (in form and content satisfactory to Landlord) as required under this Lease with respect to the Permitted Transferee, and (D) evidence (in form and content satisfactory to Landlord) of compliance with the regulations of OFAC and any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action relating thereto, including the name and address of the Permitted Transferee and any entities and persons who own, control or direct the Permitted Transferee. As used herein, “Tangible Net Worth” means the excess of total assets over total liabilities, in each case as determined in accordance with generally accepted accounting principles consistently applied ("GAAP"), excluding, however, from the determination of total assets all assets which would be classified as intangible assets under GAAP (including goodwill, licenses, patents, trademarks, trade names, copyrights and other intellectual property, and franchises). Any Transfer that satisfies the requirements of this Section 14.7 shall be known herein as a “Permitted Transfer” and any transferee pursuant to a Permitted Transfer shall be known herein as a “Permitted Transferee”.

ARTICLE 15
SURRENDER OF PREMISES; REMOVAL OF TRADE FIXTURES

15.1Surrender of Premises. No act or thing done by Landlord or any agent or employee of Landlord during the Lease Term shall be deemed to constitute an acceptance by Landlord of a surrender of the Premises unless such intent is specifically acknowledged in a writing signed by Landlord. The delivery of keys to the Premises to Landlord or any agent or employee of Landlord shall not constitute a surrender of the Premises or effect a termination of this Lease, whether or not the keys are thereafter retained by Landlord, and notwithstanding such delivery Tenant shall be entitled to the return of such keys at any reasonable time upon request until this Lease shall have been properly terminated. The voluntary or other surrender of this Lease by Tenant, whether accepted by Landlord or not, or a mutual termination hereof, shall not work a merger, and at the option of Landlord shall operate as an assignment to Landlord of all subleases or subtenancies affecting the Premises.

15.2Removal of Tenant Property by Tenant. Upon the expiration of the Lease Term, or upon any earlier termination of this Lease, Tenant shall, subject to the provisions of this Article 15, quit and surrender possession of the Premises to Landlord in broom clean condition and as good order and condition as when Tenant took possession and as thereafter improved by Landlord and/or Tenant, reasonable wear and tear and repairs which are specifically made the responsibility of Landlord hereunder excepted. Upon such expiration or termination, Tenant shall, without expense to Landlord, remove or cause to be removed from the Premises such Lines installed by or on behalf of Tenant that Landlord requires Tenant to remove in accordance with Section 29.29, all debris and rubbish, and such items of furniture, fixtures, equipment, free- standing cabinet work, and other articles of personal property owned by Tenant or installed or placed by Tenant at its expense in the Premises, and such similar articles of any other persons claiming under Tenant, as Landlord may, in its sole discretion, require to be removed, and Tenant shall repair at its own expense all damage to the Premises and Building resulting from such removal. In the event of the expiration of this Lease or other re-entry of the Premises by Landlord as provided in this Lease, any property of Tenant not removed by Tenant upon the expiration of the Lease Term, or within five (5) business days after a termination by reason of Tenant’s default as provided in this Lease, shall be deemed abandoned and Landlord may remove any or all of such property and dispose of the same in accordance with applicable laws. Tenant hereby waives all claims for damages or other liability in connection with Landlord’s reentering and taking possession of the Premises or removing, retaining, storing or selling the property of Tenant as herein provided, and no such re-entry shall be considered or construed to be a forcible entry.

ARTICLE 16 HOLDING OVER

If Tenant holds over after the expiration or earlier termination of the Lease Term, with or without the express or implied consent of Landlord, such tenancy shall be from month-to-month only, and shall not constitute a renewal hereof or an extension for any further term, and in such case Rent shall be payable at a monthly rate equal to one hundred fifty percent (150%) of the Rent applicable during the last rental period of the Lease Term under this Lease. Such month-to- month tenancy shall be subject to every other applicable term, covenant and agreement contained herein. Nothing contained in this Article 16 shall be construed as consent by Landlord to any holding over by Tenant, and Landlord expressly reserves the right to require Tenant to surrender possession of the Premises to Landlord as provided in this Lease upon the expiration or other termination of this Lease. The provisions of this Article 16 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law. If Tenant fails to surrender the Premises upon the termination or expiration of this Lease or Tenant fails to surrender the Premises to Landlord on the date scheduled by Landlord for Tenant’s relocation to new space pursuant to Article 22 below, in addition to any other liabilities to Landlord accruing therefrom, Tenant shall protect, defend, indemnify and hold Landlord harmless from all loss, costs (including reasonable attorneys’ fees) and liability resulting from such failure, including, without limiting the generality of the foregoing, any claims made by any succeeding tenant founded upon such failure to surrender (including such tenant’s lost profits) and any lost profits to Landlord resulting therefrom.

ARTICLE 17
ESTOPPEL CERTIFICATES AND FINANCIAL STATEMENTS

Within ten (10) business days following a request in writing by Landlord, Tenant shall execute and deliver to Landlord an estoppel certificate, which, as submitted by Landlord, shall be substantially in the form of Exhibit “D”, attached hereto (or such other form as may be required by any prospective mortgagee or purchaser of the Project, or any portion thereof), indicating therein any exceptions thereto that may exist at that time, and shall also contain any other information reasonably requested by Landlord or Landlord’s mortgagee or prospective mortgagee. Tenant shall execute and deliver whatever other instruments may be reasonably required for such purposes. Failure of Tenant to timely execute and deliver such estoppel certificate or other instruments shall constitute an acceptance of the Premises and an acknowledgment by Tenant that statements included in the estoppel certificate are true and correct, without exception. Upon Landlord’s written request, Tenant shall deliver to Landlord a copy of Tenant’s annual audited financial statement for the prior year (commencing with Tenant’s financial statements for the 2021 calendar year) and copies of all quarterly financial statements (commencing with Tenant’s financial statements for the first quarter of 2021) certified as correct by Tenant or an authorized employee of Tenant within ten (10) business days of Landlord’s written request. Such financial statements shall be the same financial statements used internally by Tenant and provided to its lenders and investors. If Landlord desires to finance or refinance the Project, or any part thereof, Tenant agrees to deliver to any lender designated by Landlord such financial statements or other information concerning Tenant as may be reasonably required by that lender, including, without limitation, the past three (3) years’ financial statements (commencing with Tenant’s financial statements for the 2021 calendar year). All such financial statements shall be received by Landlord in confidence and shall be used only for the specified purposes. Notwithstanding the foregoing, in the event that the Tenant is a publicly traded company, Tenant’s obligations under this Article 17 to provide financial statements shall be satisfied at all times that such financials are publicly available.

ARTICLE 18 SUBORDINATION; LENDER PROTECTION

18.1Subordination. This Lease shall be subject and subordinate to all present and future ground or underlying leases of the Building or Project and to the lien of any first mortgage or trust deed, now or hereafter in force against the Building or Project, if any, and to all renewals, extensions, modifications, consolidations and replacements thereof, and to all advances made or hereafter to be made upon the security of such mortgages or trust deeds, unless the holders of such mortgages or trust deeds (the “Lender”), or the lessors under such ground lease or underlying leases, require in writing that this Lease be superior thereto. Tenant covenants and agrees in the event any proceedings are brought for the foreclosure of any such mortgage or deed in lieu thereof, to attorn, without any deductions or set-offs whatsoever, to the purchaser or any successors thereto upon any such foreclosure sale or deed in lieu thereof if so requested to do so by such purchaser, and to recognize such purchaser as the lessor under this Lease. Tenant shall, within five (5) business days of request by Landlord or the Lender, execute a commercially reasonable subordination and non-disturbance agreement or such further instruments or assurances as Landlord or Landlord’s mortgagee may reasonably deem necessary to evidence or confirm the subordination or, if applicable, the superiority of this Lease to any such mortgages, trust deeds, ground leases or underlying leases and agrees that if Tenant fails or refuses to do so within five (5) days after request therefor by Landlord, such failure or refusal shall constitute a default by Tenant under this Lease, but such failure or refusal shall in no way affect the validity or enforceability of any such subordination made by such Lender. Tenant waives the provisions of any current or future statute, rule or law which may give or purport to give Tenant any right or election to terminate or otherwise adversely affect this Lease and the obligations hereunder in the event of any foreclosure proceeding or sale. Notwithstanding the foregoing, Landlord shall use commercially reasonable efforts to cause its existing Lender (within thirty (30) days of mutual execution and delivery of this Lease) to execute a subordination, non-disturbance and attornment agreement with Tenant on such Lender’s standard form.

18.2Lender Protection. Notwithstanding anything to the contrary in this Lease, Tenant shall not sue, seek any remedy or enforce any right against Landlord until (i) Tenant gives written notice to any Lender and (ii) a reasonable time for such Lender, at its option, to remedy the act or omission has elapsed following the giving of notice by Tenant to the Lender required hereunder, including, without limitation, time to obtain possession from Landlord by power of sale or judicial foreclosure, it being agreed that the Lender shall have no obligation to Tenant to cure or remedy any act or omission of Landlord. Without limiting the generality of the foregoing, Tenant shall provide Lender with notice of any breach or default by Landlord under this Lease (such notice herein a “Landlord Default Notice”) and, thereafter, the opportunity to cure such breach or default as provided for below. After Lender receives a Landlord Default Notice, Lender shall have a period of thirty (30) days beyond the time available to Landlord under this Lease in which to cure the breach or default by Landlord. Lender shall have no obligation to cure (and shall have no liability or obligation for not curing) any breach or default by Landlord, except to the extent that Lender agrees or undertakes otherwise in writing. In addition, as to any breach or default by Landlord the cure of which requires possession and control of the Building, provided that Lender undertakes by written notice to Tenant to exercise reasonable efforts to cure or cause to be cured by a receiver such breach or default within the period permitted by this paragraph, Lender’s cure period shall continue for such additional time as Lender may reasonably require to either: (A) obtain possession and control of the Building with due diligence and thereafter cure the breach or default with reasonable diligence and continuity; or (B) obtain the appointment of a receiver and give such receiver a reasonable period of time in which to cure the default.

ARTICLE 19 DEFAULTS; REMEDIES

19.1Defaults. The occurrence of any of the following shall constitute a default of this Lease by Tenant:

19.1.1 Any failure by Tenant to pay any Rent or any other charge required to be paid under this Lease, or any part thereof, when due; or

19.1.2 Any failure of Tenant to provide an estoppel certificate within the time period required by Article 17; or

19.1.3 Any violation of the provisions of Article 5 or Article 8 that continues for more than forty-eight (48) hours after written notice of such violation to Tenant; or

19.1.4 Except where a specific time period is otherwise set forth in this Lease for Tenant’s performance, in which event the failure to perform by Tenant within such time period shall be a default by Tenant under this Section 19.1.4, failure by Tenant to observe or perform any other provision, covenant or condition of this Lease to be observed or performed by Tenant where such failure continues for fifteen (15) days after written notice thereof from Landlord to Tenant; or

19.1.5 Abandonment of the Premises by Tenant as defined in California Civil Code Section 1951.3 or any successor statute; provided that, notwithstanding the foregoing, Tenant shall not be deemed to have abandoned the Premises so long as Tenant remains current in its payment of all Rent due under this Lease; or

19.1.6 To the extent permitted by law, a general assignment by Tenant or any guarantor of this Lease for the benefit of creditors, or the filing by or against Tenant or any guarantor of any proceeding under an insolvency or bankruptcy law, unless in the case of a proceeding filed against Tenant or any guarantor the same is dismissed within sixty (60) days, or the appointment of a trustee or receiver to take possession of all or substantially all of the assets of Tenant or any guarantor, unless possession is restored to Tenant or such guarantor within thirty (30) days, or any execution or other judicially authorized seizure of all or substantially all of Tenant’s assets located upon the Premises or of Tenant’s interest in this Lease, unless such seizure is discharged within thirty (30) days; or

19.1.7 The hypothecation or assignment of this Lease or subletting of the Premises, or attempts at such actions, in violation of Article 14 hereof; or

19.1.8 The failure by Tenant to occupy the Premises within thirty (30) days after the Substantial Completion of the Premises.

19.2Remedies Upon Default. Upon the occurrence of any event of default by Tenant, Landlord shall have, in addition to any other remedies available to Landlord at law or in equity, the option to pursue any one or more of the following remedies, each and all of which shall be cumulative and nonexclusive, without any notice or demand whatsoever.

19.2.1 Terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which it may have for possession or arrearages in rent, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof, without being liable for prosecution or any claim or damages therefor; and Landlord may recover from Tenant the following:

(i)The worth at the time of award of any unpaid rent which has been earned at the time of such termination; plus

(ii)The worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(iii)The worth at the time of award of the amount by which the unpaid rent for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(iv)Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, specifically including but not limited to, brokerage commissions and advertising expenses incurred, expenses of remodeling the Premises or any portion thereof for a new tenant, whether for the same or a different use, and any special concessions made to obtain a new tenant; and

(v)At Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law.

The term “rent” as used in this Section 19.2 shall be deemed to be and to mean all sums of every nature required to be paid by Tenant pursuant to the terms of this Lease, whether to Landlord or to others. As used in Paragraphs 19.2.1(i) and (ii), the “worth at the time of award” shall be computed by allowing interest at the rate set forth in Article 25, but in no case greater than the maximum amount of such interest permitted by law. As used in Paragraph 19.2.1(iii), the “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

19.2.2 Landlord shall have the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee’s breach and abandonment and recover rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations). Accordingly, if Landlord does not elect to terminate this Lease on account of any default by Tenant, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease, including the right to recover all Rent as it becomes due. Even if an eviction moratoria exists, to the extent allowed by applicable law, Landlord shall have the right to continue this Lease in effect and bring an action to collect rent due under this Lease (including an action against any guarantors of Tenant's obligations under this Lease) and otherwise exercise Landlord's rights and remedies under this Lease including, but not limited to, Landlord's right to apply or draw upon any security deposit or letter of credit delivered to Landlord pursuant to this Lease.

19.3Sublessees of Tenant. Whether or not Landlord elects to terminate this Lease on account of any default by Tenant as set forth in this Article 19, Landlord shall have the right to terminate any and all subleases, licenses, concessions or other consensual arrangements for possession entered into by Tenant and affecting the Premises or may, in Landlord’s sole discretion, succeed to Tenant’s interest in such subleases, licenses, concessions or arrangements.

In the event of Landlord’s election to succeed to Tenant’s interest in any such subleases, licenses, concessions or arrangements, Tenant shall, as of the date of notice by Landlord of such election, have no further right to or interest in the rent or other consideration receivable thereunder.

ARTICLE 20 ATTORNEYS’ FEES

If any action or proceeding (including any appeal thereof) is brought by Landlord or Tenant (whether or not such action is prosecuted to judgment) with respect to this Lease or to enforce a judgment (“Action”), (1) the unsuccessful party therein shall pay all costs incurred by the prevailing party therein, including reasonable attorneys’ fees and costs, and (2) as a separate right, severable from any other rights set forth in this Lease, the prevailing party therein shall be entitled to recover its reasonable attorneys’ fees and costs incurred in enforcing any judgment against the unsuccessful party therein, which right to recover post-judgment attorneys’ fees and costs shall be included in any such judgment. The right to recover post-judgment attorneys’ fees and costs shall (i) not be deemed waived if not included in any judgment, (ii) survive the final judgment in any Action, and (iii) not be deemed merged into such judgment. The attorneys’ fee award under this Article 20 shall not be computed in accordance with any court fee schedule, but shall be such as to fully reimburse all reasonable attorneys’ fees. The rights and obligations of the parties under this Article 20 shall survive the termination of this Lease.

ARTICLE 21 SECURITY DEPOSIT

Concurrently with Tenant’s execution of this Lease, Tenant shall deposit with Landlord by certified or cashier’s check a security deposit (the “Security Deposit”) in the amount set forth in Section 8 of the Summary. The Security Deposit shall be held by Landlord as security for the faithful performance by Tenant of all the terms, covenants, and conditions of this Lease to be kept and performed by Tenant during the Lease Term. If Tenant defaults with respect to any provisions of this Lease, including, but not limited to, the provisions relating to the payment of Rent, Landlord may, but shall not be required to, use, apply or retain all or any part of the Security Deposit for the payment of any Rent or any other sum in default, or for the payment of any amount that Landlord may spend or become obligated to spend by reason of Tenant’s default, or to compensate Landlord for any other loss or damage that Landlord may suffer by reason of Tenant’s default. If any portion of the Security Deposit is so used or applied, Tenant shall, within ten (10) days after written demand therefor, deposit cash with Landlord in an amount sufficient to restore the Security Deposit to its original amount, and Tenant’s failure to do so shall be a default under this Lease. Tenant waives the provisions of California Civil Code Section 1950.7, and all other provisions of law now in force or that become in force after the date of this Lease, that provide that Landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of accrued rent, to repair damage caused by Tenant, or to clean the Premises. Landlord and Tenant agree that Landlord may, in addition, claim those sums reasonably necessary to compensate Landlord for any other foreseeable or unforeseeable loss or damage caused by the act or omission of Tenant or Tenant’s officers, agents, employees, independent contractors, or invitees, including future rent payments. If Tenant shall fully and faithfully perform every provision of this Lease to be performed by it, the

Security Deposit, or any balance thereof, shall be returned to Tenant, or, at Landlord’s option, to the last assignee of Tenant’s interest hereunder, within sixty (60) days following the expiration of the Lease Term. Tenant shall not be entitled to any interest on the Security Deposit.

ARTICLE 22 INTENTIONALLY DELETED

ARTICLE 23 SIGNS

23.1General. Tenant shall be entitled to one (1) directory strip in each lobby directory of the Building (as of the date of this Lease, there is one lobby directory) or to listings in any computerized directory that may from time to time be available in the Building lobby, and Building standard suite signage (i.e., a suite plaque sign) at the main entrance to the Premises with Tenant’s name and logo. The directory listing and suite signage shall be installed at Landlord’s cost and expense. Tenant’s signage shall be comparable to that used by Landlord for other similar floors in the Building and shall comply with Landlord’s Building standard signage program. Any signs, notices, logos, pictures, names or advertisements which are installed and that have not been separately approved by Landlord may be removed without notice by Landlord at the sole expense of Tenant. Tenant may not install any signs on the exterior or roof of the Project or the Common Areas. Any signs, window coverings, or blinds (even if the same are located behind the Landlord-approved window coverings for the Building), or other items visible from the exterior of the Premises or Building, shall be subject to the prior approval of Landlord, in its sole discretion.

23.2Monument Signage.

23.1.1 During the Lease Term and any extensions thereof, subject to Tenant’s obtaining all necessary governmental approvals and permits and subject to the provisions of this Section 23.2, Tenant shall have the right to have Landlord install, at Tenant’s cost and expense, Tenant’s name on the top strip (“Tenant’s 4160 Building Monument Signage”) of each side of the Building’s multi-tenant monument signs located at the North and South entrances to the Building (the “4160 Building Monument Signs”). Tenant’s right to signage on the 4160 Building Monument Signs is non-exclusive. Landlord makes no representations or warranties that Tenant will be able to obtain the necessary governmental approvals and permits for Tenant’s 4160 Building Monument Signage. Whenever this Section 23.2 provides that Landlord shall perform, or shall have the right to perform, actions at Tenant’s cost, Tenant shall reimburse Landlord for the cost incurred by Landlord within thirty (30) days of invoice therefor, as Additional Rent, as an obligation which shall expressly survive termination of this Lease.

23.1.2 Landlord shall have the right to replace, refurbish, redesign or relocate the 4160 Monument Signs from time to time (in which case each reference herein to the 4160 Monument Signs shall be deemed to refer to such replacement or relocated monument sign), so long as Landlord does not materially adversely change the visibility, size or location of Tenant’s signage provided by the existing 4160 Monument Signs. All aspects of Tenant’s 4160 Building Monument Signage shall be (a) consistent with Project’s Signage Criteria, (b) subject to Landlord’s prior written approval, not to be unreasonably withheld or delayed, and (c) in compliance with City and all other applicable governmental rules and regulations. Tenant shall be responsible, at its sole cost and expense, for maintenance and repair of Tenant’s 4160 Building Monument Signage (which maintenance and repair shall be performed by Landlord) and Landlord shall be responsible, subject to the provisions of Article 4, for the maintenance and repair of the 4160 Monument Signs itself. Upon the expiration or earlier termination of this Lease, or termination of Tenant’s right to maintain Tenant’s 4160 Building Monument Signage, Landlord shall have the right to remove Tenant’s 4160 Building Monument Signage and repair any damage resulting therefrom, restoring the 4160 Monument Signs to their original blank condition, at Tenant’s cost and expense. Tenant’s right to Tenant’s 4160 Building Monument Signage is personal to the Named Tenant and any Permitted Transferee of the Named Tenant, and such rights shall not be assigned to any other entity or person without Landlord’s consent, which Landlord may withhold in its sole discretion. Tenant shall retain its right to Tenant’s 4160 Building Monument Signage only so long as Tenant occupies for the conduct of business the entirety of the Premises initially leased hereunder; if Tenant fails to occupy for the conduct of business the entirety of the Premises initially leased hereunder, then Landlord may remove Tenant’s 4160 Monument Signage and perform associated repairs and restoration at Tenant’s cost and expense.

23.2Pylon Signage.

23.2.1 Commencing on the date of mutual execution and delivery of this Lease (provided that Tenant has delivered to Landlord the Base Rent for the seventh (7th) full month of the Lease Term pursuant to Article 3, the Security Deposit pursuant to Article 21, and evidence of Tenant’s insurance coverage pursuant to Article 10) and continuing during the Lease Term, including any extensions thereof, subject to Tenant’s obtaining all necessary governmental approvals and permits and subject to the provisions of this Section 23.3, Tenant shall have the right to install, at Tenant’s cost and expense, Tenant’s name on one display panel on the East panel (“Tenant’s East Display Panel”) of the freeway-facing pylon sign located along Interstate 580 (the “Project Pylon Sign”), and Tenant’s name on one display panel on the West panel (“Tenant’s West Display Panel”; Tenant’s East Display Panel and Tenant’s West Display Panel are collectively hereinafter referred to as “Tenant’s Pylon Signage”) of the Project Pylon Sign. Tenant’s right to install signage on the Project Pylon Sign is non-exclusive. Tenant’s Pylon Signage shall be located on the third (3rd) slot from the top on the Project Pylon Sign. Landlord makes no representations or warranties that Tenant will be able to obtain the necessary governmental approvals and permits for Tenant’s Pylon Signage. For and in consideration of Tenant’s right to install and maintain Tenant’s Pylon Signage during the Lease Term, and regardless of whether or not Tenant actually installs Tenant’s Pylon Signage, Tenant shall pay to Landlord, as Additional Rent, the sum of $4,000.00 per month (the “Pylon Signage Fee”), concurrently with Tenant’s payment of monthly Base Rent (to the extent applicable), commencing on the earlier of (a) the date of installation of Tenant’s Pylon Signage, or (b) the Lease Commencement Date, and continuing until the expiration or earlier termination of this Lease, or termination of Tenant’s right to maintain Tenant’s Pylon Signage.

23.2.2 All aspects of Tenant’s Pylon Signage shall be (a) consistent with the Project’s Signage Criteria, (b) subject to Landlord’s prior written approval, not to be unreasonably withheld or delayed, and (c) in compliance with City and all other applicable governmental rules and regulations. Tenant shall be responsible for maintaining Tenant’s Pylon

Signage in good condition and repair in keeping with the reputation of a Class A office project throughout the Lease Term. Among other things, Tenant shall insure that Tenant’s Pylon Signage is kept clean and, if lighted, is kept well lit at all times. Upon the expiration or earlier termination of this Lease, Landlord shall have the right to remove Tenant’s Pylon Signage and repair any damage resulting therefrom, restoring the Project Pylon Sign to its original blank condition, at Tenant’s cost and expense. Tenant’s right to Tenant’s Pylon Signage is personal to the Named Tenant and such rights shall not be assigned to any other entity or person without Landlord’s consent, which Landlord may withhold in its sole discretion. All costs to fabricate, install, operate, maintain, repair and remove Tenant’s Pylon Signage shall be paid for directly by Tenant, provided however, at Landlord’s election, Landlord shall have the right to fabricate, install, operate, maintain, repair and/or remove Tenant’s Pylon Signage, at Landlord’s cost and expense. In addition, any changes made to Tenant’s Pylon Signage shall be at Tenant’s cost and expense. Landlord shall be responsible, subject to the provisions of Article 4, for the maintenance and repair of the Project Pylon Sign itself.

ARTICLE 24 COMPLIANCE WITH LAW

Neither Landlord nor Tenant shall do anything or suffer anything to be done in or about the Premises, Building or Project which will in any way conflict with any law, statute, ordinance or other governmental rule, regulation or requirement now in force or which may hereafter be enacted or promulgated. At its sole cost and expense, Tenant shall promptly comply with all such governmental measures, including all Environmental Laws (as defined in Section 29.24), to the extent they relate to Tenant’s use of the Premises or any Alterations made by Tenant to the Premises, other than the making of structural changes to the Building or changes to the Building systems. To the extent required by a governmental agency having jurisdiction, Landlord shall comply with all applicable laws relating to the Base Building and the Common Areas, including without limitation, the making of any improvements needed outside of the Premises to comply with the Americans With Disabilities Act, provided, however, that to the extent any compliance requirement is triggered by (i) Tenant’s particular use or occupancy of the Premises (as opposed to use or occupancy for normal and customary office purposes by tenants generally), (ii) Tenant’s application for any permit or governmental approval, or (iii) Tenant’s construction or installation of any Alterations, compliance therewith shall be the sole responsibility of Tenant. Landlord shall be permitted to include in Operating Expenses any costs or expenses incurred by Landlord under this Article 24 to the extent not prohibited by the terms of Article 4 above. Should any standard or regulation now or hereafter be imposed on Landlord or Tenant by a state, federal or local governmental body charged with the establishment, regulation and enforcement of occupational, health or safety standards for employers, employees, landlords or tenants, then Tenant agrees, at its sole cost and expense, to comply promptly with such standards or regulations to the extent such standards or regulations applies to the Premises or Tenant’s use or occupancy of the Premises. The judgment of any court of competent jurisdiction or the admission of Tenant in any judicial action, regardless of whether Landlord is a party thereto, that Tenant has violated any of said governmental measures, shall be conclusive of that fact as between Landlord and Tenant. The term “Base Building” for purposes of this Lease, shall mean the structural portions of the Building and the systems and equipment located in the internal core of the Building outside the Premises and serving the Premises.

ARTICLE 25 LATE CHARGES

If any installment of Rent or any other sum due from Tenant shall not be received by Landlord or Landlord’s designee within five (5) days after said amount is due, then Tenant shall pay to Landlord a late charge equal to ten percent (10%) of the overdue amount plus any attorneys’ fees incurred by Landlord by reason of Tenant’s failure to pay Rent and/or other charges when due hereunder. The late charge shall be deemed Additional Rent and the right to require it shall be in addition to all of Landlord’s other rights and remedies hereunder or at law and shall not be construed as liquidated damages or as limiting Landlord’s remedies in any manner. In addition to the late charge described above, any Rent or other amounts owing hereunder which are not paid within five (5) days after the date they are due shall bear interest from the date when due until paid at a rate per annum equal to the lesser of (i) eighteen percent (18%) per annum or (ii) the highest rate permitted by applicable law.

ARTICLE 26
LANDLORD’S RIGHT TO CURE; PAYMENTS BY TENANT

26.1Landlord’s Cure. All covenants and agreements to be kept or performed by Tenant under this Lease shall be performed by Tenant at Tenant’s sole cost and expense and without any reduction of Rent. If Tenant shall fail to perform any of its obligations under this Lease, within a reasonable time after such performance is required by the terms of this Lease, Landlord may, but shall not be obligated to, after reasonable prior notice to Tenant (except in the case of an emergency), make any such payment or perform any such act on Tenant’s part without waiving its rights based upon any default of Tenant and without releasing Tenant from any obligations hereunder.

26.2Tenant’s Reimbursement. Except as may be specifically provided to the contrary in this Lease, Tenant shall pay to Landlord, within fifteen (15) business days after delivery by Landlord to Tenant of statements therefor: (i) sums equal to expenditures reasonably made and obligations incurred by Landlord in connection with Landlord’s exercise of its rights under Section 26.1; (ii) sums equal to all losses, costs, liabilities, damages and expenses referred to in Article 10; and (iii) sums equal to all expenditures made and obligations incurred by Landlord in collecting or attempting to collect the Rent or in enforcing or attempting to enforce any rights of Landlord under this Lease or pursuant to law, including, without limitation, all legal fees and other amounts so expended. Tenant’s obligations under this Section 26.2 shall survive the expiration or sooner termination of the Lease Term.

ARTICLE 27 ENTRY BY LANDLORD

Landlord reserves the right at all reasonable times and upon not less than twenty-four
(24) hours prior notice to Tenant (except in the case of an emergency) to enter the Premises to (i) inspect them; (ii) show the Premises to prospective purchasers, mortgagees or tenants, or to the ground or underlying lessors; (iii) post notices of non-responsibility; or (iv) alter, improve or repair the Premises or the Building if necessary to comply with current building codes or other applicable laws, or for structural alterations, repairs or improvements to the Building.

Notwithstanding anything to the contrary contained in this Article 27, Landlord may enter the Premises at any time to (A) perform services required of Landlord; (B) take possession due to any breach of this Lease in the manner provided herein; and (C) perform any covenants of Tenant which Tenant fails to perform. Landlord may make any such entries without the abatement of Rent and may take such reasonable steps as required to accomplish the stated purposes. Tenant hereby waives any claims for damage to property or for any injuries to persons, except to the extent caused by the gross negligence or willful misconduct of Landlord. Additionally, Tenant hereby waives any claims for inconvenience to or interference with Tenant’s business, lost profits, any loss of occupancy or quiet enjoyment of the Premises. For each of the above purposes, Landlord shall at all times have a key with which to unlock all the doors in the Premises, excluding Tenant’s vaults, safes and special security areas designated in advance by Tenant. In an emergency, Landlord shall have the right to use any means that Landlord may deem proper to open the doors in and to the Premises. Any entry into the Premises by Landlord in the manner hereinbefore described shall not be deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an actual or constructive eviction of Tenant from any portion of the Premises. Landlord shall, in connection with any entry into the Premises under this Article 27, exercise commercially reasonable efforts to minimize interference with Tenant’s access to and use of the Premises.

ARTICLE 28 TENANT PARKING

Throughout the Lease Term, Tenant shall have the right to use, for no additional charge, the number of parking spaces set forth in Section 9 of the Summary, located in the parking facilities serving the Project. Such parking spaces shall be unreserved spaces on a first-come, first-serve basis. Tenant’s continued right to use the parking spaces is conditioned upon Tenant abiding by all rules and regulations which are prescribed from time to time for the orderly operation and use of the Project parking facility and upon Tenant’s cooperation in seeing that Tenant’s employees and visitors also comply with such rules and regulations. Landlord specifically reserves the right to change the size, configuration, design, layout and all other aspects of the Project parking facility at any time and Tenant acknowledges and agrees that Landlord may, without incurring any liability to Tenant and without any abatement of Rent under this Lease, from time to time, close-off or restrict access to the Project parking facility for purposes of permitting or facilitating any such construction, alteration or improvements. Landlord may delegate its responsibilities hereunder to a parking operator in which case such parking operator shall have all the rights of control attributed hereby to the Landlord. The parking spaces which Tenant has the right to use pursuant to this Article 28 are provided to Tenant solely for use by Tenant’s own personnel and such passes may not be transferred, assigned, subleased or otherwise alienated by Tenant without Landlord’s prior approval. Tenant shall use the parking facilities only for the parking of vehicles. Without limiting the generality of the forgoing, Tenant shall not use the parking facilities for any of the following purposes: automobile repairs, windshield replacements, car washing, car storage or overnight parking, barbeques or parties. Neither Landlord nor Landlord’s agents or employees shall be liable for:
(i) any loss or damage to any vehicle or personal property parked or located upon or within any portion the Project parking facilities whether pursuant to this Lease or otherwise and whether caused by fire, theft, explosion, strikes, riots or any other cause whatsoever, or (ii) any injury to or death of any person in, about or around such parking spaces or elsewhere in the Project parking facilities or any vehicles parking therein or in proximity thereto whether caused by fire, theft, assault, explosion, riot or any other cause whatsoever, and Tenant hereby waives and claims and releases Landlord and Landlord’s agents and employees from all liability arising out of loss or damage to property or injury to or death of persons, or both, relating to any of the foregoing.

ARTICLE 29 MISCELLANEOUS PROVISIONS

29.1Binding Effect. Subject to all other provisions of this Lease, each of the provisions of this Lease shall extend to and shall, as the case may require, bind or inure to the benefit not only of Landlord and of Tenant, but also of their respective successors or assigns, provided this clause shall not permit any assignment by Tenant contrary to the provisions of Article 14.

29.2Modification of Lease. Should any current or prospective mortgagee or ground lessor for the Building or Project require a modification or modifications of this Lease, which modification or modifications will not cause an increased cost or expense to Tenant or in any other way materially and adversely change the rights and obligations of Tenant hereunder, then and in such event, Tenant agrees that this Lease may be so modified and agrees to execute whatever documents are reasonably required therefor and to deliver the same to Landlord within ten (10) days following a request therefor. Should Landlord or any such prospective mortgagee or ground lessor require execution of a short form of Lease for recording, containing, among other customary provisions, the names of the parties, a description of the Premises and the Lease Term, Tenant agrees to execute and deliver such short form of Lease to Landlord within ten (10) days following the request therefor.

29.3Transfer of Landlord’s Interest. Tenant acknowledges that Landlord has the right to transfer all or any portion of its interest in the Project or Building and in this Lease, and Tenant agrees that in the event of any such transfer, Landlord shall automatically be released from all liability under this Lease and Tenant agrees to look solely to such transferee for the performance of Landlord’s obligations hereunder after the date of transfer, except with regard to the Security Deposit if not transferred to such transferee. If the Security Deposit is not transferred to such transferee, Tenant shall look to Landlord for the return of the Security Deposit and such right shall survive the termination of this Lease. Tenant further acknowledges that Landlord may assign its interest in this Lease to the holder of any mortgage or deed of trust as additional security, but agrees that an assignment shall not release Landlord from its obligations hereunder and Tenant shall continue to look to Landlord for the performance of its obligations hereunder.

29.4Prohibition Against Recording. Except as provided in Section 29.2, neither this Lease, nor any memorandum, affidavit or other writing with respect thereto, shall be recorded by Tenant or by anyone acting through, under or on behalf of Tenant, and the recording thereof in violation of this provision shall make this Lease null and void at Landlord’s election.

29.5Captions. The captions of Articles and Sections are for convenience only and shall not be deemed to limit, construe, affect or alter the meaning of such Articles and Sections.

29.6Time of Essence. Time is of the essence of this Lease and each of its provisions.

29.7Partial Invalidity. If any term, provision or condition contained in this Lease shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term, provision or condition to persons or circumstances other than those with respect to which it is invalid or unenforceable, shall not be affected thereby, and each and every other term, provision and condition of this Lease shall be valid and enforceable to the fullest extent possible permitted by law.

29.8No Warranty. In executing and delivering this Lease, Tenant has not relied on any representations, including, but not limited to, any representation as to the amount of any item comprising Additional Rent or the amount of the Additional Rent in the aggregate or that Landlord is furnishing the same services to other tenants, at all, on the same level or on the same basis, or any warranty or any statement of Landlord which is not set forth herein or in one or more of the exhibits attached hereto.

29.9Counterparts; Electronic Signatures. This Lease may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. A signed copy of this Lease transmitted by facsimile, email, DocuSign or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original executed copy of this Lease for all purposes.

29.10Entire Agreement. It is understood and acknowledged that there are no oral agreements between the parties hereto affecting this Lease and this Lease supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements and understandings, if any, between the parties hereto or displayed by Landlord to Tenant with respect to the subject matter thereof, and none thereof shall be used to interpret or construe this Lease. This Lease and any side letter or separate agreement executed by Landlord and Tenant in connection with this Lease and dated of even date herewith, contain all of the terms, covenants, conditions, warranties and agreements of the parties relating in any manner to the rental, use and occupancy of the Premises and shall be considered to be the only agreements between the parties hereto and their representatives and agents. None of the terms, covenants, conditions or provisions of this Lease can be modified, deleted or added to except in writing signed by the parties hereto.

29.11Right to Lease. Landlord reserves the absolute right to effect such other tenancies in the Project as Landlord in the exercise of its sole business judgment shall determine to best promote the interests of the Building or Project. Tenant does not rely on the fact, nor does Landlord represent, that any specific tenant or type or number of tenants shall, during the Lease Term, occupy any space in the Building or Project.

29.12Force Majeure. Any prevention, delay or stoppage due to strikes, lockouts, labor disputes, acts of God, permitting delays, inspection delays, the inability to obtain or unavailability of services, labor, or materials or reasonable substitutes therefor, failure of power or utilities, governmental actions, orders or declarations, eviction moratoria, riots, insurrection, civil commotion, sabotage, vandalism, explosion, war, natural or local emergency, including public health emergencies, pandemics, epidemics or other outbreaks of virus or disease, fire, flood, severe weather or other casualty, or any other cause beyond the reasonable control of the party obligated to perform, whether foreseen or unforeseen and including events that may or may not be related to the events enumerated herein, except with respect to the obligations imposed with regard to Rent and other charges to be paid by Tenant pursuant to this Lease and each party’s obligations to comply with applicable laws (each, a “Force Majeure”), notwithstanding anything to the contrary contained in this Lease, shall excuse the performance of such party for a period equal to any such prevention, delay or stoppage and, therefore, if this Lease specifies a time period for performance of an obligation of either party, that time period shall be extended by the period of any delay in such party's performance caused by a Force Majeure.

29.13Waiver of Redemption by Tenant and Common Law Defenses. Tenant hereby waives for Tenant and for all those claiming under Tenant all right now or hereafter existing to
(i) redeem by order or judgment of any court or by any legal process or writ, Tenant's right of occupancy of the Premises after any termination of this Lease, (ii) disavow the effectiveness of this Lease or claim that Tenant is excused from Tenant’s obligations with regard to Rent and other charges to be paid by Tenant pursuant to this Lease based on any common law doctrines of frustration of purpose or impracticability or impossibility of performance regardless of the occurrence of events making performance of Tenant’s obligations under this Lease unprofitable, less profitable or more difficult, including the unavailability of a particular source of funds.

29.14Notices. All notices, demands, statements, designations, approvals or other communications (collectively, “Notices”) given or required to be given by either party to the other hereunder shall be in writing, shall be sent by United States certified or registered mail, postage prepaid, return receipt requested, by nationally recognized courier service, or delivered personally (i) to Tenant at the address(es) set forth in Section 11 of the Summary, or to such other place as Tenant may from time to time designate in a Notice to Landlord; or (ii) to Landlord at the addresses set forth in Section 12 of the Summary, or to such other place as Landlord may from time to time designate in a Notice to Tenant. Any Notice will be deemed given three (3) business days after it is mailed as provided in this Section 29.14 or upon the date personal delivery is made or upon the date of delivery by nationally recognized courier service. If Tenant is notified of the identity and address of the holder of any deed of trust or ground or underlying lessor, Tenant shall give to such mortgagee or ground or underlying lessor written notice of any default by Landlord under the terms of this Lease by registered or certified mail or by delivery by nationally recognized courier service, and such mortgagee or ground or underlying lessor shall be given a reasonable opportunity to cure such default prior to Tenant’s exercising any remedy available to Tenant.

29.15Joint and Several. If there is more than one Tenant, the obligations imposed upon Tenant under this Lease shall be joint and several.

29.16Authority. Each individual executing this Lease on behalf of Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in California and that Tenant has full right and authority to execute and deliver this Lease and that each person signing on behalf of Tenant is authorized to do so.

29.17Governing Law; WAIVER OF TRIAL BY JURY. This Lease shall be construed and enforced in accordance with the laws of the State of California. THE PARTIES WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, THE RIGHT TO TRIAL BY JURY.

29.18Submission of Lease. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or an option for lease, and it is not effective as a lease or otherwise until execution and delivery by both Landlord and Tenant.

29.19Brokers. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Lease, excepting only the real estate brokers or agents specified in Section 10 of the Summary (the “Brokers”), whose commissions shall be the responsibility of Landlord pursuant to a separate written agreement, and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Lease. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including without limitation reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any dealings with any real estate broker or agent, other than the Brokers, occurring by, through, or under the indemnifying party.

29.20Independent Covenants. This Lease shall be construed as though the covenants herein between Landlord and Tenant are independent and not dependent and Tenant hereby expressly waives the benefit of any statute to the contrary and agrees that if Landlord fails to perform its obligations set forth herein, Tenant shall not be entitled to make any repairs or perform any acts hereunder at Landlord’s expense or to any setoff of the Rent or other amounts owing hereunder against Landlord; provided, however, that the foregoing shall in no way impair the right of Tenant to commence a separate action against Landlord for any violation by Landlord of the provisions hereof so long as notice is first given to Landlord and any holder of a mortgage or deed of trust covering the Building or Project or any portion thereof, whose address has theretofore been given to Tenant, and an opportunity is granted to Landlord and such holder to correct such violations as provided above.

29.21Project or Building Name and Signage. Landlord shall have the right at any time to change the name of the Project or Building and to install, affix and maintain any and all signs on the exterior and on the interior of the Project or Building as Landlord may, in Landlord’s sole discretion, desire. Tenant shall not use the name of the Project or Building or use pictures or illustrations of the Project or Building in advertising or other publicity, without the prior written consent of Landlord.

29.22Transportation Management. Tenant shall fully comply with all present or future programs intended to manage parking, transportation or traffic in and around the Project or Building, and in connection therewith, Tenant shall take responsible action for the transportation planning and management of all employees located at the Premises by working directly with Landlord, any governmental transportation management organization or any other transportation- related committees or entities. Such programs may include, without limitation: (i) restrictions on the number of peak-hour vehicle trips generated by Tenant; (ii) increased vehicle occupancy;
(iii) implementation of an in-house ridesharing program and an employee transportation coordinator; (iv) working with employees and any Project, Building or area-wide ridesharing program manager; (v) instituting employer-sponsored incentives (financial or in-kind) to encourage employees to rideshare; and (vi) utilizing flexible work shifts for employees.

29.23No Discrimination. Tenant covenants by and for itself, its heirs, executors, administrators and assigns, and all persons claiming under or through Tenant, and this Lease is made and accepted upon and subject to the following conditions: that there shall be no discrimination against or segregation of any person or group of persons, on account of race, color, creed, sex, religion, marital status, ancestry or national origin in the leasing, subleasing, transferring, use, or enjoyment of the Premises, nor shall Tenant itself, or any person claiming under or through Tenant, establish or permit such practice or practices of discrimination or segregation with reference to the selection, location, number, use or occupancy, of tenants, lessees, sublessees, subtenants or vendees in the Premises.

29.24Hazardous Material. As used herein, the term “Hazardous Material” means any hazardous or toxic substance, material or waste which is or becomes regulated by, or is dealt with in, any local governmental authority, the State of California or the United States Government. Tenant acknowledges that Landlord may incur costs (A) for complying with laws, codes, regulations or ordinances relating to Hazardous Material (“Environmental Laws”), or
(B) otherwise in connection with Hazardous Material including, without limitation, the following: (i) Hazardous Material present in soil or ground water; (ii) Hazardous Material that migrates, flows, percolates, diffuses or in any way moves onto or under the Project;
(iii) Hazardous Material present on or under the Project as a result of any discharge, dumping or spilling (whether accidental or otherwise) on the Project by other tenants of the Project or their agents, employees, contractors or invitees, or by others; and (iv) material which becomes Hazardous Material due to a change in Environmental Laws. Tenant shall not cause or permit any Hazardous Material (other than incidental amounts of customary cleaning and office supplies) to be brought upon, produced, stored, used, discharged or disposed of in or near the Project without Landlord’s prior written consent, which consent may be withheld in Landlord’s sole discretion. If Tenant breaches its obligations under this Section 29.24, Tenant shall immediately take any and all action reasonably appropriate to remedy the same, including taking all appropriate action to clean up or remediate any contamination resulting from the Tenant’s use, generation, storage or disposal of Hazardous Materials (or, at Landlord’s election, Landlord shall take such actions, at Tenant’s cost). Tenant shall indemnify, defend (by counsel reasonably acceptable to Landlord), protect and hold Landlord and all Landlord Parties harmless from and against any and all claims, liabilities, losses, costs, loss of rents, liens, damages, injuries or expenses (including reasonable attorneys’ and court costs), demands, causes of action, or judgments arising out of or related to the use, generation, storage, release, or disposal of any Hazardous Material by Tenant, its agents, employees, contractors, assignees, subtenants, licensees or invitees in, on, under or about the Premises, the Building or the Project. Tenant’s obligation pursuant to the foregoing indemnity shall survive the expiration or earlier termination of this Lease. Landlord shall indemnify, protect, defend and hold Tenant harmless from and against any and all claims, liabilities, losses, costs, loss of rents, liens, damages, injuries or expenses (including reasonable attorneys’ and court costs), demands, causes of action, or judgments arising out of or related to the use, generation, storage, release, or disposal of any Hazardous Material brought onto the Project by Landlord, its agents, employees or contractors. Landlord’s obligation pursuant to the foregoing indemnity shall survive the expiration or earlier termination of this Lease. Notwithstanding anything to the contrary herein, (a) Operating Expenses shall exclude costs incurred to comply with laws relating to the removal or clean-up of Hazardous Material, other than regular and customary cleaning and maintenance at the Project which may involve minor amounts of Hazardous Material, and (b) Tenant shall not be obligated to pay for costs incurred by Landlord with respect to, or in connection with, the Project for complying with Environmental Laws; except that in any event Tenant shall be responsible for all costs associated with Hazardous Material brought onto the Project by Tenant, its agents, employees, contractors, assignees, subtenants, licensees or invitees and Operating Expenses may include costs reasonably incurred by Landlord with respect to routine monitoring, surveying or testing of Hazardous Material at the Project.

29.25Development of the Project.

29.25.1Subdivision. Tenant acknowledges that the Project has been subdivided. Landlord reserves the right to further subdivide all or a portion of the buildings and Common Areas in the Project. Tenant agrees to execute and deliver, upon demand by Landlord and in the form requested by Landlord, any additional documents needed to conform this Lease to the circumstances resulting from a subdivision and any maps in connection therewith. Notwithstanding anything to the contrary set forth in this Lease, the separate ownership of any buildings and/or Common Areas of the Project by an entity other than Landlord shall not affect the calculation of Operating Expenses or Tenant’s payment of Tenant’s Share of Operating Expenses.

29.25.2The Other Improvements. If portions of the Project or property adjacent to the Project (collectively, the “Other Improvements”) are owned by an entity other than Landlord, Landlord, at its option, may enter into an agreement with the owner or owners of any of the Other Improvements to provide (i) for reciprocal rights of access, use and/or enjoyment of the Project and the Other Improvements, (ii) for the common management, operation, maintenance, improvement and/or repair of all or any portion of the Project and all or any portion of the Other Improvements, (iii) for the allocation of a portion of the Operating Expenses to the Other Improvements and the allocation of a portion of the operating expenses and taxes for the Other Improvements to the Project, (iv) for the use or improvement of the Other Improvements and/or the Project in connection with the improvement, construction, and/or excavation of the Other Improvements and/or the Project, and (v) for any other matter which Landlord deems necessary. Nothing contained herein shall be deemed or construed to limit or otherwise affect Landlord’s right to sell all or any portion of the Project or any other of Landlord’s rights described in this Lease.

29.25.3Construction of Project and Other Improvements. Tenant acknowledges that portions of the Project and/or the Other Improvements may be under construction following Tenant’s occupancy of the Premises, and that such construction may result in levels of noise, dust, obstruction of access, etc. which are in excess of that present in a fully constructed project. Tenant hereby waives any and all rent offsets or claims of constructive eviction which may arise in connection with such construction. Notwithstanding anything in this Section 29.24.3 to the contrary, Landlord shall use commercially reasonable efforts to perform all construction in a manner, whenever reasonably possible, to minimize any material, adverse or unreasonable interference with the performance of Tenant’s Improvements and/or Tenant’s business operations.

29.26Statement of Intent.

29.26.1Rent From Real Property. Landlord and Tenant agree that all rental payable by Tenant to Landlord, which includes all sums, charges, or amounts of whatever nature to be paid by Tenant to Landlord in accordance with the provisions of this Lease, shall qualify as “rents from real property” within the meaning of both Sections 512(b)(3) and 856(d) of the Internal Revenue Code of 1986, as amended (the “Revenue Code”) and the U.S. Department of Treasury Regulations promulgated thereunder (the “Regulations”). In the event that Landlord, in its sole discretion, determines that there is any risk that all or part of any rental shall not qualify as “rents from real property” for the purposes of Sections 512(b)(3) or 856(d) of the Revenue Code and the Regulations promulgated thereunder, Tenant agrees (i) to cooperate with Landlord by entering into such amendment or amendments as Landlord deems necessary to qualify all rental as “rents from real property,” and (ii) to permit an assignment of this Lease; provided, however, that any adjustments required pursuant to this paragraph shall be made so as to produce the equivalent rental (in economic terms) payable prior to such adjustment.

29.26.2Unrelated Business Transaction Income. Landlord shall have the right at any time and from time to time to unilaterally amend the provisions of this Lease, if Landlord is advised by its counsel that all or any portion of the monies paid by Tenant to Landlord hereunder are, or may be deemed to be, unrelated business income within the meaning of the Revenue Code or Regulations, and Tenant agrees that it will execute all documents or instruments necessary to effect such amendment or amendments, provided that no such amendment shall result in Tenant having to pay in the aggregate more money on account of its occupancy of the Premises under the terms of this Lease, as so amended, and provided further that no such amendment shall result in Tenant having materially greater obligations or receiving less services than it is previously obligated for or entitled to receive under this Lease, or services of a lesser quality.

29.26.3Services. Any services which Landlord is required to furnish pursuant to this Lease may, at Landlord’s option, be furnished from time to time, in whole or in part, by employees of Landlord or Landlord’s managing agent (“Managing Agent”) or its employees or by one or more third persons hired by Landlord or Managing Agent. Tenant agrees that upon Landlord’s written request it will enter into direct agreements with Managing Agent or other parties designated by Landlord for the furnishing of any such services required to be furnished by Landlord hereunder, in form and content approved by Landlord, provided however that no such contract shall result in Tenant having to pay in the aggregate more money on account of its occupancy of the Premises under the terms of this Lease, and provided further that no such contract shall result in Tenant having materially greater obligations or receiving less services than it is presently obligated for or entitled to receive under this Lease or, services of a lesser quality.

29.27Landlord Exculpation. It is expressly understood and agreed that notwithstanding anything in this Lease to the contrary, and notwithstanding any applicable law to the contrary, the liability of Landlord hereunder (including any successor landlord hereunder) and any recourse by Tenant against Landlord shall be limited solely and exclusively to the interest of Landlord in and to the Project. Neither Landlord (nor any of the Landlord Parties) nor Tenant shall have any personal liability therefor, and each party hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under it. The limitations of liability contained in this Section 29.26 shall inure to the benefit of Landlord’s (and the Landlord Parties’) and Tenant’s present and future partners, beneficiaries, officers, directors, trustees, shareholders, agents and employees, and their respective partners, heirs, successors and assigns. Under no circumstances shall any present or future partner or member of either party (if either party is a partnership or a limited liability company), or trustee or beneficiary (if either party is a trust), have any liability for the performance of such party’s obligations under this Lease. Notwithstanding any contrary provision herein, with the exception of Landlord’s right to consequential damages as provided in Article 16 (Holding Over) above, under no circumstances shall Landlord (or any of the Landlord Parties) or Tenant be liable to the other for consequential damages, including but not limited to, for injury or damage to, or interference with, the other party’s business, loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use, in each case, however occurring; provided, that in no event shall the Rent payable to Landlord under this Lease be deemed to be consequential damages.

29.28Covenant of Quiet Enjoyment. Upon the paying of all Rent hereunder and performing each of the other covenants, agreements and conditions of this Lease required to be performed by Tenant, Tenant shall lawfully and quietly hold, occupy and enjoy the Premises during the Lease Term without hindrance or molestation of anyone lawfully claiming by, through or under Landlord, subject, however, to the provisions of this Lease and to any underlying mortgage (to the extent that this Lease is subordinate or made subordinate thereto, and subject to the terms of any non-disturbance agreement regarding this Lease to which Tenant is a party).

29.29Communications and Computer Lines. Tenant may install, maintain, replace, remove or use any communications or computer wires and cables serving the Premises (collectively, the “Lines”), provided that (i) Tenant shall obtain Landlord's prior written consent, use an experienced and qualified contractor approved in writing by Landlord, and comply with all of the other provisions of Articles 7 and 8, (ii) an acceptable number of spare Lines and space for additional Lines shall be maintained for existing and future occupants of the Project, as determined in Landlord's reasonable opinion, (iii) the Lines therefor (including riser cables) shall be appropriately insulated to prevent excessive electromagnetic fields or radiation, shall be surrounded by a protective conduit reasonably acceptable to Landlord, and shall be identified in accordance with the "Identification Requirements," as that term is set forth hereinbelow, (iv) any new or existing Lines servicing the Premises shall comply with all applicable governmental laws and regulations, (v) Tenant shall use the Building’s Riser Manager for all vertical pulls of Lines from the Main Point of Entry (“MPOE) room to Tenant’s floor, (vi) at Landlord’s election, based on Landlord’s reasonable belief as to whether or not the Lines can and will be used by a future occupant of the Premises, which election shall be made by Landlord and delivered to Tenant in writing prior to the expiration of the Lease Term, Tenant shall remove such Lines installed by or on behalf of Tenant so designated for removal back to the MPOE room, and repair any damage in connection with such removal, upon the expiration or earlier termination of this Lease (and if Tenant fails to complete such removal and/or to repair any damage caused by the removal of such Lines, Landlord may do so and Tenant shall reimburse Landlord for the cost thereof, as an obligation which shall expressly survive termination of this Lease), and (vii) Tenant shall pay all costs in connection therewith. All Lines shall be clearly marked with adhesive plastic labels (or plastic tags attached to such Lines with wire) to show Tenant's name, suite number, telephone number and the name of the person to contact in the case of an emergency (A) every four (4) feet outside the Premises (specifically including, but not limited to, the electrical room risers and other Common Areas), and (B) at the Lines' termination point(s) (collectively, the

“Identification Requirements”). Landlord reserves the right to require that Tenant remove any Lines located in or serving the Premises which are installed in violation of these provisions, or which are at any time in violation of any laws or represent a dangerous or potentially dangerous condition.

29.30California Civil Code Section 1938. As of the date of this Lease, the Premises, Building and Project have not been inspected by a Certified Access Specialist as referred to in Section 1938 of the California Civil Code. As required by Section 1938(e) of the California Civil Code, Landlord hereby states as follows: “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.” In furtherance of the foregoing, Landlord and Tenant hereby agree as follows: (a) any CASp inspection requested by Tenant shall be conducted, at Tenant's sole cost and expense, by a CASp approved in advance by Landlord; and (b) pursuant to this Lease, Tenant, at its cost, is responsible for making any repairs within the Premises to correct violations of construction- related accessibility standards, in accordance with the terms of this Lease. If any such CASp inspection indicates that repairs or modifications are required to cause the areas of the Building outside the Premises to comply with applicable construction-related accessibility standards, and are related to Tenant’s use of the Premises for normal, general office use, with normal occupancy densities (as reasonably determined by Landlord), and Landlord’s failure to make such repairs or modifications would affect Tenant’s use of or occupancy of the Premises, then Landlord (or Tenant, if so elected by Landlord) shall make such repairs or modifications to the Building at Landlord’s sole cost. If any such repairs or modifications to the Building are required as a result of Tenant’s use of the Premises for other than normal, general office use, or by Tenant’s higher than normal occupancy density, or if the failure to make such repairs or modifications would not affect Tenant’s use or occupancy of the Premises, then either (i) Tenant shall, at Landlord's option, either perform such repairs at Tenant's sole cost and expense or reimburse Landlord upon demand, as Additional Rent, for the cost to Landlord of performing such repairs, or (ii) Landlord may elect not to make such repairs or modifications, and Tenant shall be required to modify its use and occupancy density of the Premises so as to comply with applicable construction-related accessibility standards without such repairs or modifications being made to the Building.

Efficiency, Sustainability and Other Building Management Programs. Tenant shall fully cooperate with Landlord in any programs in which Landlord may elect to participate relating to the Building’s and/or the Project’s (i) energy efficiency, management, and conservation; (ii) water conservation and management; (iii) environmental standards and efficiency; (iv) recycling and reduction programs; and/or (v) safety, which participation may include, without limitation, the Leadership in Energy and Environmental Design (LEED) program, ENERGY STAR or other sustainability, efficiency or health & wellness certification and related Green Building Rating System promoted by the U.S. Green Building Council. All carbon tax credits and similar credits, offsets and deductions are the sole and exclusive property of Landlord. Tenant shall fully comply with all present or future government-mandated programs intended to manage parking, transportation or traffic in and around the Building and Project, and in connection therewith, Tenant shall take responsible action for the transportation planning and management of all employees located at the Premises by working directly with Landlord, any governmental transportation management organization or any other transportation-related committees or entities.

ARTICLE 30 RIGHT OF FIRST OFFER

30.1Right of First Offer. During the Lease Term, Landlord hereby grants to Tenant a one-time right of first offer with respect to any space that becomes available for lease on the first (1st) floor the Building (“First Offer Space”). Notwithstanding the foregoing, (i) such first offer right of Tenant shall commence only following the expiration or earlier termination of (A) as to any First Offer Space that is occupied as of the date of this Lease, any existing lease pertaining to the First Offer Space, and (B) as to any First Offer Space that is vacant as of the date of this Lease, the first lease pertaining to any portion of such First Offer Space entered into by Landlord after the date of this Lease (collectively, the “Superior Leases”), including any renewal or extension of such existing or future Superior Leases, whether or not such renewal or extension is pursuant to an express written provision in such Superior Lease, and regardless of whether any such renewal or extension is consummated pursuant to a lease amendment or a new lease, and
(ii) such first offer right shall be subordinate and secondary to all rights of expansion, first refusal, first offer or similar rights granted to (A) the tenants of the Superior Leases and (B) any other tenant of the Property prior to the date of this Second Amendment (the rights described in items (i) and (ii), above to be known collectively as “Superior Rights”).

30.2First Offer Notice. Landlord shall notify Tenant (“First Offer Notice”) when Landlord determines that Landlord shall commence the marketing of the First Offer Space because such space shall become available for lease to third parties, where no holder of a Superior Right desires to lease the First Offer Space. The First Offer Notice shall describe the First Offer Space so offered to Tenant and shall set forth Landlord's proposed economic terms and conditions applicable to Tenant's lease of the First Offer Space, including the rent to be paid for the First Offer Space, the date on which the Offer Space shall be included as part of the Premises, the length of lease term for the First Offer Space, and any improvements or tenant improvement allowance that may be provided (collectively, the “Economic Terms”).

30.3Exercise of Right of First Offer. If Tenant wishes to exercise Tenant's right of first offer with respect to the First Offer Space described in the First Offer Notice, then within ten (10) days after delivery of the First Offer Notice to Tenant, Tenant shall deliver written notice to Landlord of Tenant's intention to exercise its right of first offer with respect to the entire First Offer Space described in the First Offer Notice. If Tenant does not exercise its right of first offer within the aforementioned ten (10) day period, then Landlord shall be free to lease the space described in the First Offer Notice to anyone Landlord desires on any terms Landlord desires and Tenant's right of first offer shall terminate as to the First Offer Space described in the First Offer Notice. The First Offer Right shall be exercisable by the Named Tenant and any Permitted Transferee of the Named Tenant only if the Named Tenant and/or a Permitted Transferee of the Named Tenant is in possession of at least seventy-five percent (75%) of the

Premises and may only be exercised with respect to the entire First Offer Space described in the First Offer Notice and not a portion of the First Offer Space. Tenant shall not have the right to lease the First Offer Space as provided in this Article 30 if, as of the date of the First Offer Notice or as of the scheduled date of delivery of such First Offer Space to Tenant, Tenant is in default under the Lease or if Tenant has previously been in default under the Lease beyond the expiration any applicable notice and cure periods more than once during the Lease Term.

30.4Amendment to Lease. If Tenant timely exercises Tenant's right to lease the First Offer Space as set forth herein, Landlord and Tenant shall execute an amendment adding such First Offer Space to the Premises, effective as of the date the First Offer Space is to be included as part of the Premises, on the Economic Terms set forth in the First Offer Notice and, to the extent not inconsistent with the First Offer Notice, the terms of the Lease (provided, that to the extent not inconsistent with the terms of the First Offer Notice, Tenant's Share shall be equitably and proportionately increased in proportion to the increase in the square footage of the Premises). Tenant shall commence payment of rent for the First Offer Space, and the term of Tenant's lease of the First Offer Space shall commence, upon the date of delivery of the First Offer Space to Tenant unless otherwise specifically provided in the First Offer Notice, and the Lease Term for the First Offer Space shall expire co-terminously with Tenant's lease of the Premises unless otherwise specifically provided in the First Offer Notice.

ARTICLE 31
EARLY TERMINATION RIGHT

Tenant shall have the right to terminate this Lease effective as of the last day of the sixty- sixth (66th) full calendar month of the initial Lease Term (the “Termination Date”), provided that: (a) Tenant is not in default under this Lease as of the date of Tenant's delivery of the Termination Notice or Termination Date; (b) Landlord receives written notice (the “Termination Notice”) from Tenant on or before the date that is ten (10) months prior to the Termination Date stating that Tenant intends to terminate this Lease pursuant to the terms and conditions of this Article 31; and (c) as a condition precedent to such early termination, concurrent with Landlord's receipt of the Termination Notice, Tenant shall pay to Landlord
$478,239.00 (i.e., the unamortized sum of (i) the Tenant Improvement Allowance (as defined in the Tenant Work Letter attached hereto), (ii) the Aggregate Abated Base Rent (as defined in Section 3.2 above), and (iii) all leasing commissions incurred by Landlord in connection with this Lease, all amortized on a straight line basis from the Commencement Date with interest at eight percent (8%) per annum, plus an amount equal to the Base Rent due under this Lease for months sixty-seven (67) and sixty-eight (68) of the Lease Term) (the “Termination Payment”). Tenant acknowledges and agrees that the Termination Payment shall be deemed fully-earned by Landlord as consideration for, and as a condition to, Landlord’s agreement to terminate the Lease pursuant to this Section, and that Landlord would not have granted Tenant the early termination right set forth in this Section but for Tenant’s agreement to pay Landlord the Termination Payment. Provided that Tenant terminates this Lease in accordance with the terms of this Article 31, this Lease shall automatically terminate and be of no further force or effect as of the Termination Date and Landlord and Tenant shall be relieved of their respective obligations under this Lease, other than those obligations that expressly survive the termination of this Lease (e.g., Tenant's obligations regarding indemnification and surrender of the Premises); provided, however, notwithstanding anything to the contrary contained in this Lease, Landlord shall have all the rights and remedies with respect to any obligation of Tenant under this Lease that accrues prior to the Termination Date and is not satisfied by Tenant prior to the Termination Date. Upon Tenant's delivery of the Termination Notice, Tenant's right to thereafter extend the Lease Term pursuant to the terms of Section 2.2 of this Lease, and Tenant’s right of first offer pursuant to Article 30 of this Lease, shall terminate and be of no further force or effect. On or before the Termination Date, Tenant shall vacate the Premises and surrender and deliver exclusive possession thereof to Landlord in accordance with the provisions of this Lease. In the event Tenant retains possession of the Premises or any part thereof after the Termination Date, then the provisions of Article 16 of this Lease shall apply. The rights contained in this Article 31 shall be personal to the Named Tenant and may only be exercised by the Named Tenant (and not any assignee, sublessee or other transferee of Tenant's interest in this Lease).

ARTICLE 32 EXCLUSIVE USE

During the Term of this Lease (including any renewals or extensions), Landlord shall not execute any lease or occupancy agreement for space on the ground floor of the Building with a tenant or occupant that intends to use such space for the principal business activity (i.e., from which the tenant or occupancy derives a majority of its revenues) of operating a title insurance company or a business that provides title insurance (the “Exclusive Use”). Notwithstanding anything in this Lease to the contrary, the Exclusive Use shall not apply: (i) to any tenant leasing space at the Project as of the date of this Lease, including any renewal or extension of such existing tenant’s lease, or (ii) the premises of any other tenant who shall voluntarily or involuntarily become under the jurisdiction of United States Bankruptcy Court and such court allows such use notwithstanding this exclusion. The failure of Tenant to continuously conduct business in the Premises primarily for the Exclusive Use shall constitute an abandonment of the Exclusive Use, which shall thereupon release Landlord from all obligations with respect to the Exclusive Use. Additionally, Landlord’s obligations hereunder shall be conditional upon the performance by Tenant of all obligations of Tenant under this Lease. No action shall be brought or prosecuted by Tenant against Landlord for any breach of the Exclusive Use if Tenant is then in default of any obligation of Tenant under this Lease. In the event that the Exclusive Use or Tenant’s or Landlord’s enforcement of same violates or is alleged or claimed to violate any law or governmental rule or regulation, Tenant shall indemnify, defend and hold Landlord harmless from and against any and all claims, losses, damage or expenses, including reasonable attorneys’ fees, asserted against or suffered by Landlord resulting from any liability or obligation of Landlord arising out of or in connection with such violation or alleged or claimed violation.

[Signature page follows]

IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be executed the day and date first above written.

“Landlord” DUBLIN CORPORATE CENTER OWNER LLC,
a Delaware limited liability company

By: DCC Acquisitions Partners LLC, its sole member

By: Hines DCC Acquisitions Partners LLC, its managing member

By: Hines DCC Associates LP, its sole member

By: Hines Investment Management Holdings Limited Partnership,
its general partner

By: HIMH GP LLC,
its general partner

By: Hines Real Estate Holdings Limited Partnership,
its sole member

By: JCH Investments, Inc.,
its general partner

By: /s/ George Clever
Name: George Clever
Title: Senior Managing Director

“Tenant”:    DOMA HOLDINGS, INC.,
a Delaware corporation

By: /s/ Harry Li
Its: Harry Li
Date Signed: 9/28/2021

By: /s/ Christopher Morrison     Its: Christopher Morrison     Date Signed: 9/29/2021

EXHIBIT “A”

OUTLINE OF PREMISES

EXHIBIT “B”

NOTICE OF LEASE TERM DATES

EXHIBIT “C”
RULES AND REGULATIONS

EXHIBIT “D”

FORM OF TENANT’S ESTOPPEL CERTIFICATE

EXHIBIT “E”
TENANT WORK LETTER

EXHIBIT “F”

CURRENT JANITORIAL SPECIFICATIONS

NOTICE OF LEASE TERM DATES

DOMA Holdings, Inc.
4160 Dublin Blvd, Suite 100
Dublin, CA 94568
Attn: Corporate Legal Department

Re: Office Lease dated September 14, 2021 between DUBLIN CORPORATE CENTER OWNER LLC, a Delaware limited liability company (“Landlord”), and DOMA HOLDINGS, INC., a Delaware corporation (“Tenant”) concerning Suite 100 on the first (1st) floor of the office building located at 4160 Dublin Boulevard, Dublin, California.

Ladies and Gentlemen:

In accordance with the referenced Office Lease (the “Lease”), we wish to advise you and/or confirm as follows:

1.Substantial Completion of the Tenant Improvements in the Premises has occurred, and the Lease Term shall commence on or has commenced on March 4, 2022 for a term of 90 months ending on September 30, 2029.

2.Rent commenced to accrue on March 4, 2022, in the amount of $51,660.00 per month.

3.If the Lease Commencement Date is other than the first day of the month, the first billing will contain a pro rata adjustment. Each billing thereafter, with the exception of the final billing, shall be for the full amount of the monthly installment as provided for in the Lease.
4.Your rent checks should be made payable to: If by US Mail:
Dublin Corporate Center Owner LLC
P.O. Box 748571
Los Angeles, CA 90074-8571

If by courier delivery:
Bank of America Lockbox Services Lockbox [ ] 2706 Media Center Drive
Los Angeles, CA 90065-1733

If by WIRE/ACH:
Dublin Corporate Center Owner LLC Bank of America ABA (Fedwire) [ ]
ABA (ACH) [ ]
A/C # [ ]

5.The rentable square footage of the Premises is 16,400 rentable square feet.

6.Tenant’s Share is 11.01%.

Pursuant to the terms of Article 2 of your Lease, you are required to return an executed copy of this Notice to [ ] within five (5) days following your receipt hereof, and thereafter the statements set forth herein shall be conclusive and binding upon you. Your failure to timely execute and return this Notice shall constitute your acknowledgment that the statements included herein are true and correct, without exception.

Agreed to and Accepted as of 3/4/2022.

“Tenant”:

DOMA HOLDINGS, INC.,
a Delaware corporation

By: /s/ Harry Li
Its: Managing Director

By: /s/ Christopher Morrison
Its: Chief Business Officer